UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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TD SYNNEX Corporation

(Name of Registrant as Specified in Its Charter)

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February 1, 2022

To our Stockholders:

On behalf of the Board of Directors, it is our pleasure to invite you to the 2022 Annual Meeting of Stockholders for TD SYNNEX. The meeting will be held on March 15, 2022 at 10:00 a.m.
Pacific Time/1:00 pm Eastern Time, at our co-headquarters at 5350 Tech Data Drive, Clearwater, Florida 33760.

Pursuant to rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials online. On or about February 1, 2022, we mailed to our stockholders a notice containing instructions on how to access our 2022 Proxy Statement and Annual Report and how to vote online.

The Notice of the 2022 Annual Meeting of Stockholders and this Proxy Statement contain details of the business to be conducted during the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the meeting in person, please take the time to cast your vote. You may vote online, by telephone, or (if you have requested a paper copy of our proxy materials) by mail, and, in doing so, you will ensure your representation at the Annual Meeting.

We appreciate your continued support and investment in TD SYNNEX.

Sincerely,

Richard T. Hume
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 15, 2022

To our Stockholders:

TD SYNNEX Corporation will hold its Annual Meeting of Stockholders (“Annual Meeting”) at 10:00 a.m., Pacific Time / 1:00 pm Eastern Time, on March 15, 2022, at 5350 Tech Data Drive, Clearwater, Florida 33760, for the following purposes:

•	to elect eleven directors to serve until the 2023 Annual Meeting or until their successors are duly elected and qualified;

•	to hold an advisory vote on named executive officer compensation;

•	to ratify the appointment of KPMG LLP as our independent registered public accountants;

•	to adopt an amendment to the TD SYNNEX Certificate of Incorporation to waive the corporate opportunity doctrine with respect to certain directors and certain other parties; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Only stockholders of record at the close of business on January 21, 2022 are entitled to notice of, and to vote at this Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote will be available at the Company’s office at 44201 Nobel Drive, Fremont, California 94538.

It is important that your shares are represented at the Annual Meeting. Even if you plan to attend, we encourage you to vote your shares of TD SYNNEX common stock on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating and returning the proxy card in the envelope provided. This will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors,

David Vetter
Chief Legal Officer and Corporate Secretary

Fremont, California

February 1, 2022

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on March 15, 2022

Under rules adopted by the Securities and Exchange Commission, the Company is making this Proxy Statement and the Company’s Annual Report to Stockholders available on the Internet instead of mailing a printed copy of these materials to each stockholder. Stockholders who received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice contains instructions as to how stockholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies. If you received the Notice by mail and would prefer to receive a printed copy of the Company’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.

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PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement and does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

Annual Meeting

• Date and Time	March 15, 2022 at 10:00 a.m. Pacific Time/1:00 pm Eastern Time

• Place	5350 Tech Data Drive, Clearwater, Florida 33760

• Record Date and Voting

January 21, 2022

Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Meeting Agenda and Voting Matters

Proposal (1) Election of Directors. Each director nominee is elected annually by a plurality vote. We are asking stockholders to vote FOR each director nominee. All of our director nominees have experience or qualifications in, among other areas, Leadership, Strategy, Business Management, Mergers and Acquisitions, and Board Governance; their additional experience and qualifications are listed below.

Name and Principal Occupation	Age	Director Since	Experience/ Qualifications	Independent	Committee Membership
Dennis Polk Executive Chair Former President and CEO until September 1, 2021 TD SYNNEX Corporation	55	2012	Distribution, Finance, Supply-Chain Logistics, International Business, Operational Management
Robert Kalsow-Ramos Vice Chair Partner in Private Equity Apollo Global Management, Inc.	35	2021	Investments, Technology, Services, Banking, Economics, Public and Private Markets

Name and Principal Occupation	Age	Director Since	Experience/ Qualifications	Independent	Committee Membership
Ann Vezina Lead Independent Director Former Corporate Vice President, Human Resources Xerox Business Services LLC	58	2017	Personnel Management, Technology, International Business, Operational Management	X	Audit
Richard Hume President and CEO Director (Former President and CEO of Tech Data Corporation) TD SYNNEX Corporation	62	2021	Distribution, Technology, Supply-Chain Logistics, Manufacturing, International Business, Operational Management, Global Business Transformation
Fred Breidenbach Director Principal, FA Breidenbach & Associates and Former President and COO of Gulfstream Aerospace Corporation	75	2003	Manufacturing, Supply-Chain Logistics, International Business, Operational Management	X	Compensation Nominating
Hau Lee Director Professor of Operations, Information and Technology, Stanford University Graduate School of Business	69	2012	Technology, Supply-Chain Logistics, International Business	X	Compensation (Chair) Nominating

Name and Principal Occupation	Age	Director Since	Experience/ Qualifications	Independent	Committee Membership
Matthew Miau Director Chairman, MiTAC Holdings Corporation, Synnex Technology International Corp., UPC Technology Corp., and Lien Hwa Industrial Corp.	75	1992	Distribution, Manufacturing, International Business, Long-Term Investor Perspective
Nayaki Nayyar Director President and Chief Product Officer Ivanti, Inc.	51	2021	Technology, Security, Service and Operations, Artificial Intelligence (AI); Internet of Things (IoT); Software	X	Nominating (Chair) Compensation
Matthew Nord Director Co-Head of Private Equity Apollo Global Management, Inc.	42	2021	Banking, Equity Firm, Technology, Design, Economics, Public and Private Markets
Merline Saintil Director Lead Independent Director Rocket Lab USA, Inc.	45	2021	Technology, Business, Operations, Risk, Cybersecurity, Software Engineering, Business Operations	X	Audit

Name and Principal Occupation	Age	Director Since	Experience/ Qualifications	Independent	Committee Membership
Duane Zitzner Director Consultant and Former Executive Vice President, Personal Systems Group Hewlett-Packard Company	74	2007	Manufacturing, Technology, Supply-Chain Logistics, International Business	X	Audit (Chair)

Proposal (2) Advisory Vote on Executive Compensation. We are asking stockholders to approve on an advisory basis our named executive officer compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving our goals of recognizing sustained financial and operating performance and leadership excellence. Our named executive officers include legacy SYNNEX Corporation and legacy Tech Data Corporation officers, whose fiscal year compensation elements were determined prior to the merger transactions between us and continued after the merger.

2021 Executive Compensation Elements

Type	Form	Terms

Equity	• Stock Options	Options generally vest 20% on the first anniversary of the grant date and 1/60th per month thereafter while employed.

• Restricted Stock Awards

RSAs generally vest 20% per year while employed.

Special RSAs for recognition of work related to the spin-off of Concentrix and the merger transactions related to Tech Data Corporation have special vesting terms, as described in the notes to the Grants of Plan-Based Awards table on page 52.

• Restricted Stock Units

Long-Term Incentive RSUs generally cliff vest after three years, contingent upon achievement of three-year Company performance measures and continuous employment during the three-year period.

Due to the postponement of the 2020 LTI program, there was an additional 2021 LTI program with RSUs that generally cliff vest after two years, contingent upon achievement of two-year Company performance measures and continuous employment during the two-year period.

Cash	• Salary	Generally eligible for annual increases.

	• Management Incentive Bonus	Based on achievement of Company fiscal year performance goals and individual performance.

Other	• Benefits	Medical, Dental and Vision Insurance, Life Insurance, 401(k) contributions.

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Pursuant to the terms of the agreements related to the merger transactions involving Tech Data Corporation and us, during fiscal year 2021, we continued the pre-merger base salaries of legacy Tech Data executive officers and have continued the pre-merger Tech Data annual bonus program for executive officers who were legacy Tech Data executive officers.

Proposal (3) Ratification of Auditors. As a matter of good corporate governance, we are asking our stockholders to vote FOR the ratification of the selection of KPMG LLP as our independent auditors for 2022.

Proposal (4) Corporate Opportunity Charter Amendment. We are asking our stockholders to vote FOR the adoption of an amendment to the TD SYNNEX Certificate of Incorporation to waive the corporate opportunity doctrine with respect to certain directors and certain other parties, in the form attached as Annex A.

Fiscal 2021 Transformative Events

Two events transformed us during fiscal year 2021 and are important to note as background for the proposals that we will present to our stockholders at the Annual Meeting. The events led to changes to our business as well as to the composition of our executive team and Board. First, on December 1, 2020, we completed the separation of our Concentrix business from our Company (the “Spin-off”), which resulted in two independent, publicly traded companies: SYNNEX Corporation and Concentrix Corporation.

Then, on September 1, 2021, SYNNEX Corporation acquired Tech Data Corporation through a series of two mergers, which are described below, and such acquisition is described herein as the “Mergers”. As a result of the Mergers, Tech Data Corporation, a Florida corporation (“Tech Data”) became an indirect subsidiary of TD SYNNEX Corporation. The acquisition was completed pursuant to the terms and conditions of the Agreement and Plan of Merger (the “Merger Agreement”), dated March 22, 2021 by and among the Company, Spire Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub I”), Spire Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub II”), and Tiger Parent (AP) Corporation, a Delaware corporation (“Tiger Parent”), which is the parent corporation of Tech Data, pursuant to which, subject to the terms and conditions of the Merger Agreement, Merger Sub I merged with and into Tiger Parent (the “Initial Merger”), with Tiger Parent surviving the Initial Merger as a wholly owned subsidiary of the Company (such surviving corporation, the “Surviving Corporation”), followed immediately by the merger of the Surviving Corporation with and into Merger Sub II (the “Subsequent Merger” and together with the Initial Merger, the “Mergers”), with Merger Sub II surviving the Subsequent Merger as a wholly owned subsidiary of the Company. Our combined company was renamed TD SYNNEX Corporation.

Pursuant to the Merger Agreement at the effective time of the Initial Merger and in consideration for all the issued and outstanding common shares of Tiger Parent, we paid to Tiger Parent Holdings, L.P. (“Tiger Holdings”), an affiliate of Apollo Management IX, L.P., consideration of $1,610,000,000 in cash ($1,110,000,000 in cash after giving effect to the $500,000,000 equity contribution by Tiger Holdings to Tiger Parent prior to the effective time) and 44,000,000 shares of our common stock. As a result of the Mergers, Tiger Holdings became the holder of approximately 46% of our common stock at the time.

Pursuant to the Merger Agreement, on September 1, 2021, Dennis Polk resigned as our Chief Executive Officer and was appointed as the Executive Chair of our Board, and Richard Hume was appointed as our Chief Executive Officer and a member of our Board.

In connection with the completion of the Mergers, we entered into an Investor Rights Agreement (the “Investor Rights Agreement”) with Tiger Holdings. Pursuant to the Investor Rights Agreement, the Apollo Entities have the right to nominate a certain number of directors for our Board (the “Apollo Directors”), depending on the percentage of the outstanding shares of our common stock held by the Apollo Entities. The initial Apollo Directors are Robert Kalsow-Ramos, Nayaki Nayyar, Matthew Nord, and Merline Saintil, and such directors are being nominated by the Board in this proxy statement.    The Investor Rights Agreement also provides that, of the remaining directors who are not Apollo Directors, one director shall be the then-serving Chief Executive Officer of the Company, currently Richard Hume, and the other directors will be nominated in accordance with the provisions of our bylaws and Certificate of Incorporation, currently, and as proposed herein, Dennis Polk, Fred Breidenbach, Hau Lee, Matthew Miau, Ann Vezina and Duane Zitzner. The Apollo Directors must fulfill their pro rata portion of any diversity requirements pursuant to law, stock exchange rules, or other regulatory requirements based on the percentage of the Board consisting of Apollo Directors. For more information on the directors being nominated herein, see “Proposal 1. Election of Directors”.

Under the Investor Rights Agreement, we have waived the corporate opportunity doctrine to the extent permitted under the Delaware General Corporation Law with respect to the Apollo Directors and Apollo Entities, so long as such person is not an employee of the Company or our subsidiaries (the “Covered Persons”). Specifically, we agreed that the Covered Persons do not have a duty to refrain from: (i) investing in or conducting any business of any kind, (ii) doing business with our or any of our affiliates’ clients, customers, vendors or lessors, or (iii) making any investments in any kind of property in which we may make investments. Further, we agreed, among other things, subject to any express agreement otherwise that may from time to time be in effect, that if a Covered Person acquires knowledge of a potential transaction which may constitute a corporate opportunity for both (a) the Covered Person outside of his or her capacity as a member of the Board and (b) the Company, then the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to us, and we renounced any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge, except for any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as a member of the Board, or as expressly agreed otherwise. Additionally, as required by the Merger Agreement, we are asking TD SYNNEX’ stockholders to consider and vote on a proposal to adopt an amendment to the TD SYNNEX Certificate of Incorporation, pursuant to which TD SYNNEX shall waive the corporate opportunity doctrine with respect to certain directors and certain other parties. For more information see “Proposal 4. Corporate Opportunity Charter Amendment Proposal.”

TD SYNNEX CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors (the “Board”) of TD SYNNEX Corporation, a Delaware corporation, of proxies to be used at our 2022 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments or postponements thereof.

Our Annual Meeting will be held at our co-headquarters at 5350 Tech Data Drive, Clearwater, Florida 33760 at 10:00 a.m., Pacific Time/1:00 pm Eastern Time, on March 15, 2022. The Notice is being mailed to stockholders on February 1, 2022.

Appointment of Proxy Holders

The Board asks you to appoint Richard Hume and David Vetter as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.

Unless you otherwise indicate, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was distributed and which, under our Bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on January 21, 2022, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on the record date, we had 96,394,143 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of the record date. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting in one of several ways, depending on how you own your shares.

By Internet. Stockholders of record may vote or submit proxies by following the Internet voting instructions described in the proxy card. Most stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction form provided by their brokers, banks or nominees rather than following the instructions on the proxy card. Please check the voting instruction form for Internet voting availability. The deadline for Internet voting is 11:59 p.m., Eastern Daylight Time, the day before the meeting date.

Voting by Telephone. Stockholders of record may vote or submit proxies by following the telephone voting instructions described in the proxy card. Most stockholders who hold shares beneficially in street name may provide voting instructions by telephone by calling the number specified on the voting instruction form provided by their brokers, banks or nominees rather than following instructions on the proxy card. Please check the voting instruction form for telephone voting availability. Please be aware that if you submit voting instructions by telephone, you may incur costs such as telephone access charges for which you will be responsible. The deadline for telephone voting is 11:59 p.m., Eastern Daylight Time, the day before the meeting date.

Voting by Mail. If you have requested and receive paper copies of our proxy materials by mail, you may vote by dating, signing and returning your proxy card in the postage-prepaid return envelope provided. Sign your name exactly as it appears on the proxy. Stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees.

Voting at the Annual Meeting. You may vote in person at the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting. Voting by mail, telephone or Internet will not limit your right to vote at the Annual Meeting, if you decide to attend in person.

The Board recommends that you vote by Internet, telephone or by mail, as it is not practical for most stockholders to attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or vote online or by telephone so that your vote will be counted if you later decide not to attend the Annual Meeting. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person.

If you properly complete your proxy via the telephone or Internet, or by mail, then your shares will be voted as you direct. If you properly complete your proxy but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for director, FOR the approval of our executive compensation, FOR the ratification of the appointment of independent registered public accountants, and FOR the adoption of an amendment to the TD SYNNEX Certificate of Incorporation to waive the corporate opportunity doctrine with respect to certain directors and certain other parties.

Revocation of Proxies

Stockholders of record can revoke their proxies or change their vote at any time before they are exercised in any of three ways:

•	by submitting written notice of revocation to the Corporate Secretary prior to the Annual Meeting;

•	by submitting a later-dated vote or another properly executed proxy of a later date prior to the Annual Meeting; or

•	by voting in person at the Annual Meeting.

Beneficial stockholders can revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares or by voting in person at the Annual Meeting.

Required Vote

Directors are elected by a plurality vote with stockholders having the option to either vote “for” each director or to “withhold” their vote. Under the plurality vote standard, the eleven nominees receiving the most “for” votes will be elected, however the Board has adopted a policy for director elections whereby if a director receives a greater number of votes “withheld” than votes “for”, the Board will review the outcome and make a determination as to the proper remedy. In its review, the Board will consider the totality of the circumstances surrounding the vote to evaluate the situation, and is authorized to remedy the situation as it deems appropriate, including requesting that the affected director resign from the Board. A “withhold” vote as to any director nominee will have no effect on the vote’s outcome because the candidates who receive the highest number of affirmative votes are elected, however, “withhold” votes may prevent a director from obtaining a majority of “for” votes, which would trigger the aforementioned additional Board scrutiny.

The proposal to adopt an amendment to the TD SYNNEX Certificate of Incorporation, pursuant to which TD SYNNEX shall waive the corporate opportunity doctrine with respect to certain directors and certain other parties requires the affirmative vote of the holders of a majority of the outstanding shares of TD SYNNEX common stock. This means that of the outstanding shares of common stock, a majority of them must be voted “for” the proposal for it to be approved. Abstentions on this matter have the same effect as a vote “against” such matter.

All other matters submitted for stockholder approval require the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote, meaning that of the shares represented at the meeting and entitled to vote, a majority of them must be voted “for” the proposals for them to be approved. Abstentions on these other matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote “against” such matter.

A quorum, which is a majority of the outstanding shares as of the record date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares entitled to vote which are represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

A broker non-vote with respect to TD SYNNEX common stock occurs when (i) shares of TD SYNNEX common stock held by a broker or other nominee are represented, in person or by proxy, at a meeting of TD SYNNEX’ stockholders, (ii) the bank, broker or other nominee has not received voting instructions from the beneficial owner on a particular proposal and (iii) the bank, broker or other nominee does not have the discretion to direct the voting of the shares of TD SYNNEX common stock on a particular proposal but has discretionary voting power on other proposals. A bank, broker, trust or other nominee may exercise discretion in voting on routine matters but may not exercise discretion and therefore will not vote on non-routine matters if instructions are not given. Under applicable stock exchange rules, only the ratification of the appointment of KPMG LLP as auditor for 2022 is a routine matter. Therefore, a bank, broker, trust, or other nominee may vote for the ratification of the appointment of auditors and would not be considered a broker non-vote. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

If a broker indicates that such broker does not have discretionary authority to direct the voting on a particular matter, resulting in a broker non-vote, those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter.

Because directors who receive the most “for” votes are elected under the plurality vote standard, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on the election of nominees.

Because the advisory vote on the compensation for our executive officers requires the affirmative vote of shares representing a majority of the shares present at the Annual Meeting, whether in person or represented by proxy, entitled to vote on such matter, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on such proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of those proposals.

Because the approval of the amendment to the TD SYNNEX Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of TD SYNNEX common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” such proposal.

Solicitation of Proxies

We are paying the cost of printing and mailing the Notice and any proxy materials requested by stockholders in accordance with the Notice. In addition, solicitation may be made by our directors, officers and other co-workers by personal interview, telephone, facsimile or electronic mail. No additional compensation will be paid to these persons for solicitation. At this time we have not engaged a proxy solicitor. If we do engage a proxy solicitor, we will pay the customary costs associated with such engagement. We will reimburse brokerage firms and others for their reasonable expenses in forwarding any solicitation materials to beneficial owners of our common stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our Bylaws currently provide that the number of directors which shall constitute the whole Board shall be fixed from time to time by the Board or our stockholders. We currently have authorized eleven directors. At the Annual Meeting, eleven persons have been nominated to be elected as members of the Board, each for a one-year term or until their successors are duly elected and qualified. The Nominating and Corporate Governance Committee of the Board has nominated, and the Board has designated, the eleven persons set forth below for election at the Annual Meeting. All of the nominees were elected for their current term at our 2021 Annual Meeting of Stockholders held on March 16, 2021, except for Messrs. Hume, Kalsow-Ramos and Nord and Mses. Nayyar and Saintil, who were appointed on September 1, 2021; with the exception of Mr. Hume, they were appointed upon the nomination of the Apollo Entities (as defined in “Certain Relationships and Related Party Transactions”) pursuant to the terms of the Investor Rights Agreement entered into in connection with the Mergers. The proxies given to the proxy holders will be voted as directed and, if no direction is given, will be voted FOR the eleven nominees. The Board knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for any nominee designated by the Board to fill the vacancy.

General

Pursuant to the New York Stock Exchange (“NYSE”) listing standards, a majority of the members serving on the Board must be independent directors. The Board has determined that Messrs. Breidenbach, Lee, and Zitzner and Mses. Nayyar, Saintil, and Vezina have no material relationship with us and that each of these directors is an independent director. The Board currently has five racially diverse directors and three women directors. Certain additional information with respect to each nominee appears on the following pages, including their age (as of February 1, 2022), position (if any) with TD SYNNEX, business experience during at least the past five years, directorships of other publicly-owned corporations, and agreements pursuant to which certain of our directors are nominated.

Business Experience of Nominees

Dennis Polk, 55, has served as Executive Chair of our Board, Integration Lead, and Head of Global Business since September 2021 and as a member of the Board since February 2012. He previously served as our President and Chief Executive Officer from March 2018 until September 2021. Mr. Polk joined TD SYNNEX in 2002 as Senior Vice President of Corporate Finance and in the same year became Chief Financial Officer. In 2006, he was promoted to Chief Operating Officer and served in that capacity until he became our President and Chief Executive Officer. Mr. Polk serves on the boards of directors of Concentrix Corporation (“Concentrix”) (Nasdaq: CNXC), a business services company, and Terreno Realty Corporation (“Terreno”) (NYSE: TRNO), a real estate company. He joined the board of directors of Concentrix in December 2020 as part of the spin-off of the Concentrix business from TD SYNNEX which was completed on December 1, 2020. At Terreno, he serves as Chair of the Compensation Committee. As our President and Chief Executive Officer from March 2018 until September 2021, an executive of our Company since 2002, and a prior distribution and contract manufacturer executive, we believe that Mr. Polk contributes his leadership skills, distribution and operations knowledge, finance background, and business experience to the Board. In addition, we believe that Mr. Polk’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Robert Kalsow-Ramos, 35, has served as a member of our Board since September 2021. He is Partner, Private Equity, at Apollo Global Management, Inc., where he primarily focuses on investments in the services and technology sectors. He serves on the board of directors of Intrado, EmployBridge and Alorica. Mr. Kalsow-Ramos previously served on the board of directors of Hexion, Momentive Performance Materials, and Noranda Aluminum and was also involved in the firm’s investment in Evertec. Prior to joining Apollo in 2010, Mr. Kalsow- Ramos was a member of the Investment Banking group at Morgan Stanley. Mr. Kalsow-Ramos received his Bachelor of Business Administration degree from the Stephen M. Ross School of Business at the University of Michigan, where he graduated with high distinction. We believe that Mr. Kalsow-Ramos contributes his leadership skills, finance and technology background, and business experience to the Board. In addition, we believe that Mr. Kalsow-Ramos’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness. Finally, Apollo affiliates hold approximately 45% of our common stock, and, for this reason, we believe that Mr. Kalsow-Ramos brings a unique ownership and stockholder representative perspective to the Board.

Ann Vezina, 58, has served as Lead Independent Director since September 2021 and as a member of the Board since February 2017. From July 2013 to August 2015, she was Corporate Vice President, Human Resources for Xerox Business Services, LLC and from February 2010 to July 2013, she was Corporate Vice President and Chief Operations Officer for Xerox Business Services, LLC, a workplace solutions and document management company. Previously, she served as Executive Vice President and Group President, Commercial Solutions for Affiliated Computer Services, Inc. (ACS) before the acquisition of ACS by Xerox Corporation in 2010. She began her career with Electronic Data Systems, an information technology equipment and services company, taking on roles of increasing responsibility during her 18 years there. She serves on the board of directors of Concentrix Corporation, where she is the Chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. Ms. Vezina graduated with a Bachelor of Science degree in Business Administration from Central Michigan University. As an executive with over 30 years of experience in the global BPO industry, and most recently in a human resources role, we believe that Ms. Vezina contributes her leadership skills, large-scale personnel management background, and business experience to the Board. In addition, we believe that Ms. Vezina’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Richard Hume, 62, has served as President and Chief Executive Officer and as a member of the Board since September 2021. Immediately before that, he served as Chief Executive Officer and as a director of Tech Data Corporation since June 2018, and prior to that served as its Executive Vice President, Chief Operating Officer from March 2016. Before joining Tech Data, Mr. Hume was with International Business Machines Corporation (NYSE: IBM), a technology corporation, for more than 30 years, most recently serving as General Manager and COO, Global Technology Services. Mr. Hume serves on the board of directors of The Allstate Corporation (NYSE: ALL). Mr. Hume holds a Bachelor of Science degree in Accounting from the Pennsylvania State University. As our President and Chief Executive Officer, and as a former executive officer of Tech Data, we believe that Mr. Hume contributes his leadership skills, industry knowledge, technology background, and business experience to the Board. In addition, we believe that Mr. Hume’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness. We also believe it is important that our Chief Executive Officer serves on our Board.

Fred Breidenbach, 75, has served as a member of the Board since February 2003. Mr. Breidenbach has had his own consulting firm of FA Breidenbach & Associates, LLC since November 1997. Prior to that, he served as the President and Chief Operating Officer of Gulfstream Aerospace Corporation (Gulfstream), an aviation company, from 1993 to 1997. Prior to joining Gulfstream, Mr. Breidenbach spent 25 years in various positions at General Electric Company (NYSE: GE), an industrial conglomerate, including five years as an officer of the General Electric Company and two years as President, GE Aerospace Asia Pacific, responsible for business development and Asian operations. Mr. Breidenbach received a Bachelor of Science degree in Industrial Engineering from Pennsylvania State University and a Master of Business Administration from Xavier University. As a former executive officer of Gulfstream and General Electric Company, we believe that Mr. Breidenbach contributes his leadership skills, corporate discipline, Asia Pacific knowledge, technology background, and business experience to the Board. In addition, we believe that Mr. Breidenbach’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Hau Lee, 69, has served as a member of the Board since February 2012. Mr. Lee has been the Thoma Professor of Operations, Information and Technology at the Graduate School of Business at Stanford University since 2002, where he has been a professor since 1983. He is the Co-Director of the Stanford Value Chain Innovation Initiative. Mr. Lee was elected to the National Academy of Engineering of the U.S.; Fellow of Manufacturing and Service Operations Management; Production and Operations Management Society; and INFORMS. He is a co-founder of DemandTec, Inc., a retail pricing technology company. Mr. Lee received his Bachelor of Social Science degree in Economics and Statistics from the University of Hong Kong, his Master of Science degree in Operational Research from the London School of Economics, and his Master of Science and Doctor of Philosophy degrees in Operations Research from the Wharton School of the University of Pennsylvania. As a professor in supply chain management, we believe that Mr. Lee contributes his leadership skills, supply chain and technology background, and business experience to the Board. In addition, we believe that his membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Matthew Miau, 75, has served as a member of the Board since 1992 and served as the chair of our Board from 1992 to 2008. Mr. Miau assumed the position of Chairman Emeritus of the Board in December 2008. He is on the boards of directors of MiTAC Holdings Corporation, Synnex Technology International Corp., UPC Technology Corp., Lien Hwa Industrial Corp. and Getac Technology Corporation. These directorships are all MiTAC group-related. He also serves on the board of Cathay Financial Holdings. Regarding board committees, he serves as a member of the audit and compensation committees of Cathay Financial Holdings, which does not trade on a US stock exchange. With the exception of TD SYNNEX, the aforementioned companies for which Mr. Miau serves as a director are all located in Taiwan. TD SYNNEX is the only company for which Mr. Miau serves as a director that is US-publicly traded or that is subject to the periodic reporting requirements of the SEC. Our Board has reviewed Mr. Miau’s past Board service and his unique position as a long-term and significant stockholder and has considered the level of time commitment required by Mr. Miau’s other public company boards. The Board believes that Mr. Miau is able to make an important and full contribution to the Board notwithstanding other board commitments.

Mr. Miau received a Bachelor of Science degree in Electrical Engineering/Computer Science from the University of California, Berkeley and a Master of Business Administration degree from Santa Clara University. As the Chairman of the board of directors of MiTAC Holdings Corporation, we believe that Mr. Miau contributes his leadership skills, distribution, contract manufacturing and Asia Pacific knowledge, finance and technology background, and business experience to the Board. In addition, we believe that Mr. Miau’s membership on the

Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness. Finally, since our IPO in 2003 until the acquisition of Tech Data, affiliates of MiTAC Holdings Corporation held approximately 20% or more of our common stock and currently hold approximately 10% of our common stock, and, for this reason, we believe that Mr. Miau brings a unique ownership and stockholder representative perspective to the Board.

Nayaki R. Nayyar, 51, has served as a member of our Board since September 2021. She is President and Chief Product Officer of Ivanti, Inc., a leading supplier of enterprise IT security solutions. Prior to her joining Ivanti, Inc., from October 2016 to July 2020, Ms. Nayyar served as President of Digital Service and Operations Management at BMC Software, Inc., a leading enterprise software solutions provider. Prior to joining BMC Software, Inc., Ms. Nayyar served as General Manager and Global Head of the Internet of Things (IoT) division of SAP SE (NYSE: SAP), a leading provider of enterprise application software, from January 2016 to October 2016. She joined SAP SE in 2011, holding the positions of Senior Vice President, Corporate Strategy, from March 2011 to December 2011, and Senior Vice President, SAP Cloud for Customer Engagement, from January 2012 to December 2015. Ms. Nayyar also served as Vice President and Chief Technical Officer, Enterprise Architecture and Application Services, at Valero Energy Corporation (NYSE: VLO), an international petroleum company, from August 2000 to February 2011. Ms. Nayyar currently serves on the boards of directors of Corteva, Inc. (NYSE: CTVA), a publicly traded agriculture company, and Veritone, Inc. (Nasdaq: VERI), a leading Artificial Intelligence company. Ms. Nayyar received a Bachelor of Engineering degree in Mechanical Engineering from Osmania University and a Master of Science in Computer Science from University of Houston. As an executive with several years of experience in the technology industry, we believe that Ms. Nayyar contributes her leadership skills and business experience to the Board. In addition, we believe that Ms. Nayyar’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Matthew Nord, 42, has served as a member of our Board since September 2021. He is Co-Head of Private Equity at Apollo, having joined in 2003. Previously, Mr. Nord was a member of the Investment Banking division of Salomon Smith Barney Inc. Mr. Nord serves on the boards of directors of ADT Inc. (NYSE: ADT), a company that provides electronic security and monitoring services, Intrado Corporation, and LifePoint Health, Inc. Mr. Nord previously served on the board of directors of Exela Technologies, Inc. (Nasdaq: XELA), a business process automation company, from July 2017 to October 2019, where he was on the Nominating and Governance Committees. He also previously served on the board of directors of Presidio, Inc. (Nasdaq: PSDO) from November 2014 to December 2019, where he was on the Compensation and Nomination Committees. Mr. Nord graduated summa cum laude with a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania. We believe that Mr. Nord contributes his leadership skills, finance and technology background, and business experience to the Board. In addition, we believe that Mr. Nord’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness. Finally, Apollo affiliates hold approximately 45% of our common stock, and, for this reason, we believe that Mr. Nord brings a unique ownership and stockholder representative perspective to the Board.

Merline Saintil, 45, has served as a member of our Board since September 2021. She has served as a technology and business executive at Fortune 500 and privately-held companies, including Intuit Inc. (Nasdaq: INTU), a financial software company, Yahoo! Inc., a web services provider, PayPal Holdings, Inc. (Nasdaq: PYPL), a financial technology company, Adobe Inc. (Nasdaq: ADBE), a computer software company, Joyent Inc., a cloud computing software company, and Sun Microsystems, Inc., a technology company. From April 2019 to February 2020, she was the Chief Operating Officer, R&D-IT of Change Healthcare Inc. (Nasdaq: CHNG), a healthcare technology company. Prior to that, she held the position of Head of Operations, Product & Technology with Intuit Inc., from November 2014 until August 2018. Ms. Saintil currently serves on the boards of directors of Rocket Lab USA, Inc. (Nasdaq: RKLB), since June 2021, Alkami Technology, Inc. (Nasdaq: ALKT), a digital banking software solutions company, since October 2020, and Banner Corporation (Nasdaq: BANR), a bank holding company, since March 2017. Ms. Saintil is Lead Independent Director and Chair of the Compensation Committee at Rocket Lab USA, Inc. She is on the Information Systems Committee at Alkami Technology, Inc. and a member of the Risk and Compensation Committees at Banner Corporation. She also serves on the boards of directors of Lightspeed Commerce Inc. (NYSE: LSPD) since August 2020, where she is on the Risk, Nominating and Governance Committee, Evolv Technologies Holdings, Inc. (Nasdaq: EVLV) since January 2021, where she is on the Nominating and Governance Committee, and Gitlab, Inc. (Nasdaq: GTLB) since October 2020. She is certified in Cybersecurity Oversight by the National Association of Corporate Directors and the Carnegie Mellon Software Engineering Institute. Ms. Saintil holds a Bachelor of Science degree in Computer Science from Florida A&M University and a Master of Science degree in Software Engineering Management from Carnegie Mellon University, and has completed Stanford Directors’ College and Harvard Business School’s executive education program. Due to her significant experience in product, technology, and business operations, we believe that Ms. Saintil contributes her leadership skills and business experience to the Board. In addition, we believe that Ms. Saintil’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Duane E. Zitzner, 74, has served as a member of the Board since May 2007. Mr. Zitzner served as Interim Chief Executive Officer of National ICT Australia Limited (NICTA) from December 2014 to June 2015. He also has had his own consulting firm since January 2005. Prior to that, he served as the Executive Vice President of the Personal Systems Group at Hewlett-Packard Company (NYSE: HPQ), an information technology company, from 2002 until his retirement in December 2004. Prior to his appointment as Executive Vice President at Hewlett-Packard Company, Mr. Zitzner spent several years in various executive positions at Hewlett-Packard Company, including three years as President of Computing Systems and three years as Vice President and General Manager of the Personal Systems Group. Mr. Zitzner received a Bachelor of Science degree in Mathematics from the University of Wisconsin—Madison and did advanced studies in Computer Science at the University of Minnesota—Twin Cities. As a former executive officer of Hewlett-Packard Company, we believe that Mr. Zitzner contributes his leadership skills, industry knowledge, technology background, and business experience to the Board. In addition, we believe that Mr. Zitzner’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Additional Information Regarding the Directors and Director Nominees

There are no family relationships among any of our directors or executive officers.

Robert Kalsow-Ramos, Nayaki Nayyar, Matthew Nord, and Merline Saintil were nominated for election to the Board by the Apollo Entities (as defined in “Certain Relationships and Related Party Transactions”) pursuant to the Investor Rights Agreement that we entered into in connection with the completion of our acquisition of Tech Data. For more information about the terms of the Investor Rights Agreement, see the section entitled “Certain Relationships and Related Party Transactions—Transactions Entered Into in Connection with the Mergers—Related Agreements”. The Apollo Entities hold greater than 5% of our outstanding common stock.

Required Vote

The eleven nominees for director receiving the highest number of affirmative votes will be elected as directors with stockholders having the option to either vote “for” each director or to “withhold” their vote. However, the Board has adopted a policy for director elections whereby if a director receives a greater number of votes “withheld” than votes “for” , the Board will review the outcome and make a determination as to the proper remedy. In its review, the Board will consider the totality of the circumstances surrounding the vote to evaluate the situation, and is authorized to remedy the situation as it deems appropriate, including requesting that the affected director resign from the Board. A “withhold” vote as to any director nominee will have no effect on the vote’s outcome because the candidates who receive the highest number of affirmative “for” votes are elected; however, “withhold” votes may prevent a director from obtaining a majority of “for” votes, which would trigger the aforementioned additional Board scrutiny. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

The Board recommends a vote “FOR” the election of the nominees set forth above as directors of TD SYNNEX.

CORPORATE GOVERNANCE

Organization of the Board of Directors

The Board held 13 meetings during the fiscal year ended November 30, 2021. Each director serving during our 2021 fiscal year attended at least 75% of the total regularly scheduled and special meetings held by the Board and the committees on which such director served during the director’s tenure in the last completed fiscal year. We do not have a policy regarding directors’ attendance at the Annual Meeting. However, all members of the Board serving at the time attended the 2021 Annual Meeting.

Our non-management directors meet in regularly scheduled executive sessions without the presence of management. The Lead Independent Director presides over each such executive session.

The Board has established three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. In addition, from time to time, the Board establishes non-standing committees to address matters that may arise during periods between regularly scheduled meetings and/or specific issues not fully applicable to one of the standing committees. The Board has determined that all members of the Audit, Compensation, and Nominating and Corporate Governance Committees meet the independence standards of the NYSE and rules and regulations of the Securities and Exchange Commission (the “SEC”). In addition, each member of the Audit Committee is financially literate as defined by the Board and each member of the Audit and Compensation Committees meets the heightened independence standards of the NYSE and rules and regulations of the SEC applicable to members of these committees. The Board has approved a charter for each of these standing committees, which can be found on our website at www.tdsynnex.com. Our Corporate Governance Guidelines and Code of Ethical Business Conduct, which are applicable to our principal executive, financial and accounting officers, directors and co-workers, are also available on or through our website at www.tdsynnex.com and are available in print to any stockholder upon request. We intend to post any amendments to the Corporate Governance Guidelines or Code of Ethical Business Conduct on our website.

The following lists the three standing committees and their current members.

Audit Committee
Number of Members:	3

Members:	Duane Zitzner, Chair and Audit Committee Financial Expert
Merline Saintil Ann Vezina

Number of Meetings in fiscal year ended November 30, 2021:	10

Functions:

•  Provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls.

•  Oversees the audit efforts of our independent registered public accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management.

•  Responsible for reviewing the framework by which management discusses our risk profile and risk exposures with the full Board and its committees.

•  Meets regularly with our President and Chief Executive Officer, Chief Financial Officer, Corporate Vice President of Internal Audit, independent auditor, Chief Legal Officer, Chief Ethics and Compliance Officer, Chief Accounting Officer, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, key operational risks, cybersecurity risk and risk management framework and programs and review the policies and programs for addressing data protection as it relates to the oversight over financial risk, including both privacy and security.

•  At least annually review the implementation and effectiveness of our compliance and ethics program and review as necessary our business continuity plan and results.

•  Meets regularly in separate executive session with the Corporate Vice President of Internal Audit, Chief Financial Officer, and independent auditor, as well as with committee members only, to facilitate a full and candid discussion of risk and other issues.

Compensation Committee
Number of Members:	3

Members:	Hau Lee, Chair Fred Breidenbach Nayaki Nayyar

Number of Meetings in fiscal year ended November 30, 2021:	5

Functions:

•  Reviews and determines our general compensation policies and the compensation provided to our officers, including targets for annual and long-term bonus plans.

•  Reviews, determines and approves bonuses for our officers.

•  Reviews, administers and approves equity-based compensation for our officers and co-workers and administers our stock option plans and employee stock purchase plan.

•  Reviews the development and implementation of practices, strategies, and policies used for recruiting, managing, and developing employees (i.e., human capital management). These practices, strategies, and policies focus on diversity and inclusion, workplace environment and safety, and corporate culture. Discusses with management, as appropriate, their progress regarding such practices, strategies, and policies.

•  Responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all co-workers and ensuring executive compensation is aligned with performance.

•  Retained its own compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made.

•  Charged with monitoring our incentive and equity-based compensation plans.

Nominating and Corporate Governance Committee
Number of Members:	3

Members:	Nayaki Nayyar, Chair Fred Breidenbach Hau Lee

Number of Meetings in fiscal year ended November 30, 2021:	5

Functions:

•  Responsible for making recommendations to the Board regarding candidates for directorships and the size, director qualifications, and composition of the Board, director compensation, including director equity compensation, and for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters.

•  Responsible for considering nominations by stockholders.

•  Oversees risks related to our overall corporate governance, including board and committee composition, board size and structure, director independence, board diversity and tenure, and our corporate governance profile and ratings.

•  Assists the Board in its review of the development, oversight, and implementation of the Environmental, Social and Governance (“ESG”) policies, programs, and practices, and discuss with management such

ESG matters, including sustainability, environmental protection, community and social responsibility, and human rights.

•  Actively engaged in overseeing risks associated with succession planning for the Board and management.

The Board of Directors’ Role in Risk Oversight

The Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to TD SYNNEX and our stockholders. While the Chief Executive Officer and other members of our senior management team are responsible for the day-to-day management of risk, the Board is responsible for ensuring that an appropriate culture of risk management exists within our company and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks, such as strategic and competitive risks, financial risks, brand and reputation risks, legal risks, regulatory risks, and operational risks.

The Company’s Executive Chair of the Board presides at all meetings of the Board and of the Company’s stockholders. The Executive Chair also manages the relationships between the Board and the Company’s management and stockholders. Currently, the Company’s Executive Chair is Dennis Polk. As Executive Chair, Mr. Polk’s duties include those of Executive Chair set forth above plus the following additional duties as an employee: (i) overseeing our Hyve Solutions and Global Business Unit businesses; (ii) leading our integration process; (iii) providing advice and counsel to the Chief Executive Officer on a regular basis; (iv) at the request and direction of the Chief Executive Officer, engaging in critical vendor and customer relationships and community involvement; and (v) at the request and direction of the Chief Executive Officer or the Board, being involved in specified special projects.

In addition to an Executive Chair, the Board has a lead independent director designated by the Nominating and Corporate Governance Committee, which is comprised solely of independent directors. Ann Vezina is the Lead Independent Director. The Lead Independent Director chairs the meetings of the independent directors and is responsible for consolidating and expressing the views of the independent directors to the Board. The Lead Independent Director’s other functions and responsibilities include: (i) serving as a liaison between the Executive Chair and the independent directors, (ii) discussing with the Executive Chair and CEO, the nature and type of information to be sent to the Board, (iii) approving meeting schedules to ensure that there is sufficient time for discussion of all agenda items, (iv) calling meetings of the independent directors, and (v) if requested by major stockholders, ensuring that she is available for consultation and direct communication.

The Board’s current leadership structure allows the Board to benefit from the leadership and direct participation of the Company’s current Chief Executive Officer and former Chief Executive Officer. At the same time, the leadership structure provides for a strong lead independent director with defined duties and responsibilities to facilitate the ability of the independent directors to provide independent and cohesive oversight and guidance. The Board exercises its oversight responsibility for risk both directly and through three of its standing committees. Throughout the year, the Board and each committee spend a portion of their time reviewing and discussing specific risk topics. The full Board is kept informed of each committee’s risk oversight and related activities through regular oral reports from the committee chairs, and committee meeting minutes and materials are available for review by all directors. Strategic, operational, financial and competitive risks also are presented and discussed at the Board’s quarterly meetings, and more often as needed. On at least an annual basis, the Board conducts a review of our long-term strategic plans and members of senior management report on our top risks and the steps management has taken or will take to mitigate these risks. In addition, at each quarterly meeting, or more often as necessary, our Chief Legal Officer updates the Board on material legal and regulatory matters. Our Chief Legal Officer and Chief Ethics and Compliance Officer regularly update the Audit Committee regarding our periodic ethical business conduct training and Code of Ethical Business Conduct. On a regular basis between Board meetings, our Chief Executive Officer and/or other executive officers provide reports to the

Board on the critical issues we face and recent developments in our principal operating areas. These reports may include a discussion of business risks as well as a discussion regarding enterprise risk.

Cybersecurity

The maintenance of privacy and a security culture and the prevention of cybercrimes is a core focus that is addressed by the Board and the Audit Committee during security briefings on cybersecurity matters. Our prioritization of our cybersecurity risk management strategy is critical to maintaining the trust of our stakeholders.

Our cybersecurity program is led by a dedicated team and includes protocols for detecting, addressing, and responding to cybersecurity incidents. Business continuity, disaster recovery planning and testing, and security vulnerability assessments are frequently conducted. Our security strategy has been assessed by several independent security firms and is in compliance with industry best practices. As part of our information security training program, we provide cybersecurity awareness training and emphasize ethical spear-phishing simulations. Our cybersecurity insurance thresholds and deductibles align with industry expectations.

Environmental, Social and Governance (ESG)

Just as TD SYNNEX plays a vital role in helping simplify a complex technology landscape for our customers and vendor partners, we believe we have an equally important responsibility to have a positive impact on the world. Through our corporate social responsibility programs, we work with our co-workers, our communities, and our customers and vendors to make the world a better place, both today and into the future.

Corporate social responsibility has been a part of TD SYNNEX life for nearly half a century – from our longstanding commitment to diversity, equity, and inclusion, to our deep-rooted community partnerships. We remain focused on the creating and sustaining of a robust corporate social responsibility program that is aligned with the principles of environmental, social and governance (ESG).

Key Accomplishments

TD SYNNEX has a Global Corporate Responsibility Steering Committee, composed of a cross-functional group of senior leaders from around the world. Following the completion of the Mergers, a Chief Business Officer was established, with the creation of a Head of Corporate Responsibility. The Carbon Disclosure Project (CDP) questionnaire was completed and the Science Based Targets Initiative (SBTi) Business Ambition Pledge, with a goal of net-zero global emissions by 2050 was signed. We also embarked on a materiality assessment, gathering feedback from key internal and external stakeholders. We intend to utilize these results to develop KPIs and goals for our ESG strategy in fiscal year 2022.

Environmental

At TD SYNNEX, our vision for a vibrant, interconnected world remains focused on protecting our environment. We are committed to lowering our global carbon footprint, setting targets for emission reductions, increasing our sustainability initiatives, and supporting our customers and vendors. Our facilities teams are constantly searching for new ways to reduce carbon emissions, cut down on energy usage, and improve energy efficiency.

Some highlights of our efforts include:

•  ISO 14001:2015 Certifications in Environmental Management System which includes Waste Management, Water Consumption (Fremont, CA, United States), and Energy Conservation. Our facilities with ISO 14001 certification produce annual strategies to reduce their power consumptions and waste.

•  Establishment of a global carbon footprint committee to assess and manage climate-related risks and opportunities within the organization.

•  Completion of the CDP questionnaire and global carbon footprint reporting, which will be used to help shape our climate strategy in the fight to minimize global warming.

•  Access for our North America resellers to a wide variety of green-designated products and services.

•  Installation of solar panels and electric car stations at certain US office locations and a commuter benefit program in Fremont, CA. The 3,724 solar panels at our Tempe, AZ offices is a 1,000-kilowatt solar project that supplies over 60 percent of the energy load for the facility.

•  Creation of e-waste recycling programs for our facilities in Croatia, Austria, Belgium, Portugal, Romania, Canada and the US includes responsible disposal of electronics and batteries.

•  Introduction of datacenter and facility temperature standardization across various facilities to conserve energy.

•  Transition of the SYNNEX GoGreen and TechData European Climate Parliament programs to a broader TD SYNNEX program across the combined company raises co-worker awareness on environmental issues to help contribute to a better, healthier planet.

Social

We believe anyone can do great things with technology – and “anyone” is the operative word. Our commitment to social responsibility starts with our co-workers, and we are proud to be recognized as a great place to work, a leader in the promotion and practice of diversity, equity and inclusion (DEI), and an active member in our local communities. Our philanthropic initiatives reflect our values and we support our co-workers in giving back – whether through monetary donations, volunteer efforts, or fundraising.

Some examples include:

•  Launch of our TD SYNNEX DEI strategy with global and local initiatives designed to strengthen our company, our culture and our communities. This includes programs that provide education, awareness and opportunities for co-worker participation.

•  Creation of an Executive and Regional DEI Council structure to drive DEI goals and performance measurement at all levels.

•  Merger of legacy resource groups to provide a platform for affinity groups and communities to have a voice, provide influence, help to educate, and bring a sense of belonging for our co-workers.

•  Commitment to our LGBTQ co-workers via the United Nations Global Standards and Human Rights Campaign’s Corporate Equality Index (“CEI”) and achieved a score of 100/100, earning us the designation of “Best Place to Work for LGBTQ Equality”.

•  Expansion of annual Huang Leadership Development Scholarship for all TD SYNNEX co-workers, their legal dependents, and grandchildren, to help foster the leaders of tomorrow.

•  Distribution of annual and regular surveys of co-workers to monitor employee satisfaction and engagement and inform decision-making.

•  Update of our Conflict Minerals policy, posted on our website, which addresses our supply chain expectations for the components in the products that we manufacture or integrate.

•  Commitment to a community relations program that is purposely co-worker-driven, meaning that we pursue causes and partners that our own co-workers are demonstrably passionate about, including wellness, education and children, equity for all and co-worker-driven causes.

Governance

True to our values of Inclusion, Collaboration, Integrity and Excellence, we have a proud history of strong corporate governance based on best practices, local requirements, and the needs of our co-workers, customers, vendors, and investors.

We are committed to having a diverse Board of Directors, with members coming from a variety of industries and backgrounds. Fifty-five percent (55%) of our current Board of Directors identifies as female and/or of a minority ethnicity.

We have designed and implemented a comprehensive ethics and compliance program to support our value of integrity and promote a culture of ethical leadership and decision-making in our business. Our ethics and compliance program has many facets, including and not limited to periodic ethical business conduct training, anti-bribery and anti-corruption training, as well as a variety of other compliance-related training courses designed to develop practical skills for driving our core business forward without misconduct or undue risk.

In addition, we have established a broad compliance policy library that is useful, accessible and focused on the needs of our co-workers, while also providing clear standards for accountability and enforcement when behavior deviates from our collective expectations. We routinely leverage our internal communication channels to reinforce training, drive policy awareness and ensure continuous, consistent ethics and compliance messaging across the globe.

Some examples include:

•	Creation of Real Tales of Ethics & Compliance video series, highlighting and explaining the consequences of real compliance issues.

•	Development of Ethics & Compliance toolkits, which focus on key points and steps to take in specific situations and are delivered in short and simple packages.

•	Distribution of 30 Seconds with Ethics & Compliance video series, highlighting key tips and takeaways from our ethics and compliance training schedule

•	Formation of Policy Pathway modules, which leverage technology to help our co-workers get answers to compliance-related questions digitally and efficiently.

All of this is led by a dedicated Ethics & Compliance team, with the oversight of TD SYNNEX’s Audit Committee, Global and Regional Compliance Committees, and with the support of many of our co-workers that serve as Ethics Advisors strategically placed throughout our business.

Director Orientation and Continuing Education

We provide directors with an orientation and education program to familiarize them with our business operations and plans, industry trends and corporate governance practices, as well as ongoing education on issues facing us and on subjects that would assist the directors in discharging their duties. The program includes, among other things, biannual visits to different company locations to foster more director interaction with co-workers and familiarity with various company sites and businesses. Directors also are encouraged to attend courses provided by outside organizations covering various governance matters, best practices, and issues of concern to directors of publicly-traded companies. It is our policy that directors are to share with the Board or fellow committee members what they have learned.

Director Nominations

The Board nominates directors for election at each Annual Meeting and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.

The Nominating and Corporate Governance Committee has a policy and process regarding consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee reviews suggestions for director candidates recommended by stockholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. The assessment of candidates include the candidates’ relevant industry experience, general business experience, relevant financial experience, interpersonal and communication skills, as well as the candidates’ roles and contributions that are valuable to the business community, personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards. In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness. The Nominating and Corporate Governance Committee selects candidates for director based on their character, judgment, diversity of experience and backgrounds, relevance of experience, business acumen, interpersonal and communication skills, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to TD SYNNEX and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the rules of the NYSE. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board.

The Nominating and Corporate Governance Committee is aware that some corporate governance groups have set a maximum on the number of public company boards on which a public company director should sit regardless of the individual circumstances of the director or nature of the companies involved. The Nominating and Corporate Governance Committee recognizes the concern of overboarding, where a director sits on an excessive number of boards, and, without setting an ad hoc limit on the number of public company boards for directors, has considered the following factors, among others, in looking at the time availability of each prospective director nominee on an individual basis: size and location of the other companies, the director’s board duties at those companies and extent of board committee service; the extent of service on large private company boards, board tenure, and board attendance. Based on these factors, the Nominating and Corporate Governance Committee determined no director nominee should be removed from consideration due to the number of public company boards on which the director nominee serves.

Prior to each Annual Meeting, the Nominating and Corporate Governance Committee identifies nominees first by reviewing the current directors whose terms expire at such Annual Meeting of Stockholders and who are willing to continue in service. Pursuant to the Investor Rights Agreement, the Nominating and Corporate Governance Committee also considers the nominees proposed by the Apollo Entities. All candidates, however nominated, are evaluated based on the criteria described above, including each candidate’s demonstrated prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, subject to the terms of the Investor Rights Agreement, the Nominating and Corporate Governance Committee will consider various candidates for Board membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board members, by any executive search firm engaged by the Nominating and Corporate Governance Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify our Corporate Secretary, any member of the Nominating and Corporate Governance Committee, or the persons referenced below in “Communications with the Board of Directors” in writing with any supporting material the stockholder considers appropriate. For more information about the Investor Rights Agreement, see the section entitled “Certain Relationships and Related Party Transactions—Transactions Entered Into in Connection with the Mergers—Related Agreements.”

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at an Annual Meeting. In order to nominate a candidate for director, a stockholder must give timely notice in writing to our Corporate Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not less than 120 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders less than 100 days prior to the meeting date, we must receive the stockholder’s notice by the close of business on the 7th day after the earlier of the day we mailed notice of the Annual Meeting date or provided such public disclosure of the meeting date. Information required by our Bylaws to be in the notice include the name, citizenship and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: TD SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538, Attention: Corporate Secretary. You can obtain a copy of our Bylaws by writing to the Corporate Secretary at this address.

Communications with the Board of Directors

The Board has a process for stockholders and other interested persons to send communications to directors. If you wish to communicate with the Board as a whole or to non-management directors, you may send your communication in writing to: Duane Zitzner, Audit Committee Chair, or Allison Leopold Tilley, Pillsbury Winthrop Shaw Pittman LLP, 2550 Hanover Street, Palo Alto, California 94304. You must include your name and address in the written communication and indicate whether you are a stockholder of TD SYNNEX or other interested person. Mr. Zitzner or Ms. Leopold Tilley will review any communication received from a stockholder or other interested person, and all material communications from stockholders or other interested persons will be forwarded to the appropriate director or directors or Board committee based on the subject matter.

2021 Directors’ Compensation Table

The following tables set forth the compensation amounts paid to each person who served as a non-executive director during the fiscal year ended November 30, 2021 for their service in such fiscal year. The table does not include the compensation amounts paid to Mr. Polk, former President and Chief Exeuctive Officer, who currently is Executive Chair and an employee of the Company, as well as to Mr. Hume, who currently is President and Chief Executive Officer, as both are named in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	All Other Compensation ($)(3)	Total ($)
Fred Breidenbach	85,000	164,925	—	761	250,686
Laurie Simon Hodrick	85,000	175,539	—	615	261,154
Robert Kalsow-Ramos(4)	—	—	—	—	—
Hau Lee	105,000	164,925	—	761	270,686
Matthew Miau	85,000	164,925	—	761	250,686
Kevin Murai	185,000	413,471	291,027(5)	2,816	892,314
Nayaki Nayyar(6)	24,375	82,422(7)	—	154	106,951
Matthew Nord (4)	—	—	—	—	—
Gregory Quesnel (8)	26,250	—	—	105	26,355
Merline Saintil	21,250	82,422(7)	—	154	103,826
Dwight Steffensen	165,000(9)	175,539	—	615	341,154
Ann Vezina(6)	93,750	164,925	—	761	259,436
Thomas Wurster	85,000	175,539	—	615	261,154
Duane Zitzner(6)	103,125	164,925	—	761	268,811
Andrea Zulberti	117,452	175,539	—	615	293,606

(1)

Amounts listed in these columns represent the grant date fair value of stock awards and option awards recognized by us under FASB ASC Topic 718 for the fiscal year ended November 30, 2021 rather than the amounts realized by the named individuals. See Note 6 “Share-Based Compensation” for valuation assumptions used to calculate the fair value included in our Annual Report on Form 10-K for fiscal year ended November 30, 2021. For Mses. Hodrick and Zulberti, and Messrs. Murai, Steffensen and Wurster, who resigned from the Board upon the closing of the Mergers, the amounts listed include the incremental fair value of stock awards that were modified to accelerate vesting at closing of the Mergers. These amounts are as follows: Hodrick $10,614, Murai $291,027 for option awards and $248,546 for stock awards, Steffensen $10,614, Wurster $10,614, and Zulberti $10,614.

(2)	The table below sets forth the aggregate number of stock awards that have not vested and option awards that are outstanding held by our non-executive directors as of November 30, 2021.

Name	Stock Awards	Option Awards
Fred Breidenbach	364	—
Laurie Simon Hodrick	—	—
Robert Kalsow-Ramos	—	—
Hau Lee	364	6,000
Matthew Miau	364	—
Kevin Murai	—	—
Nayaki Nayyar	576	—
Matthew Nord	—	—
Gregory Quesnel	—	—
Merline Saintil	576	—
Dwight Steffensen	—	—
Ann Vezina	364	—
Thomas Wurster	—	—
Duane Zitzner	364	—
Andrea Zulberti	—	—

(3)

The amounts in this column represent the dollar value of dividends paid during the fiscal year ended November 30, 2021 (as part of a dividend paid to all of our stockholders) on unvested restricted stock awards; such dividends were not factored into the grant date fair value of stock awards required to be reported in the stock awards column of the table.

(4)	Board members representing Apollo are uncompensated. Therefore, Mr. Nord and Mr. Kalsow-Ramos do not have any compensation as of November 30, 2021.

(5)	Mr. Murai had unvested stock option awards that had been granted to him while he served as our President and Chief Executive Officer until March 2018.

(6)

Effective September 1, 2021, Ms. Vezina became Lead Independent Director, Mr. Zitzner became chair of the Audit Committee, and Ms. Nayyar became chair of the Nominating and Corporate Governance Committee.

(7)

Mses. Nayyar and Saintil joined our Board on September 1, 2021, six months prior to the next annual meeting of stockholders, and received prorated awards per the terms of the 2020 Stock Incentive Plan.

(8)	Mr. Quesnel resigned from the Board effective March 1, 2021.

(9)

Does not include fees for acting as an advisor to the Board, providing strategic and operational advice from time to time, as requested by the Board, effective immediately upon his resignation from the Board on September 1, 2021; such fees are $50,000 per quarter for a period of five (5) quarters from the effective date. Each quarterly payment shall be made at the beginning of the relevant quarter. In the event agreement is terminated by us other than by reason of his material breach of the agreement or by reason of his death or total and permanent disability prior the end of the term, any fees for unpaid quarters will be paid as soon as practicable, but in no event later than four (4) business days, following the date of his termination.

Narrative to Directors’ Compensation Table

The compensation and benefit program for our non-executive directors is designed to achieve the following goals: (1) compensation should fairly pay directors for work required of directors serving an entity of our size and scope; (2) compensation should align directors’ interests with the long-term interests of stockholders; and (3) the structure of the compensation should be transparent and easy for stockholders to understand. We review director compensation every year.

For the fiscal year ended November 30, 2021, other than Matthew Nord and Robert Kalsow-Ramos, each non-executive director received an annual retainer of $85,000 payable quarterly and an annual restricted stock grant under the 2020 Stock Incentive Plan valued at approximately $165,000. Effective upon the 2022 Annual Meeting, the annual retainer will be increased to $100,000. Also effective upon the 2022 Annual Meeting, the value of the annual restricted stock grant will be increased to approximately $185,000. The annual grant is prorated based upon the expected service period between the director’s service commencement date and the immediately following Annual Meeting. The valuation of the stock price in determining the number of shares of restricted stock is based upon the closing price on the first trading day following the director’s appointment or election (or, if during a trading blackout period, upon the expiration of the third trading day following the opening of the trading window that follows the quarterly earnings call) and vests quarterly based upon our fiscal quarter.

Additionally, for the fiscal year ended November 30, 2021, the chairs of each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee and the Chair of the Board until September 1, 2021 received cash retainers payable quarterly in advance. These retainer amounts are reviewed and revised from time to time to reflect compensation practices among our peers based on information provided by our compensation consultant Compensia. The chair of the Audit Committee receives a retainer of $35,000. The chair of the Compensation Committee receives a retainer of $20,000. The chair of the Nominating and Corporate Governance Committee receives a retainer of $12,500, which will be increased to $20,000 effective upon the 2022 Annual Meeting. The Lead Independent Director receives an additional cash retainer of $35,000, effective September 1, 2021, reflecting market data and the anticipated scope of role in the post-merger company. Also, all directors are reimbursed for their reasonable out-of-pocket expenses in serving on the Board or any committee of the Board.

We request each current member of the Board, other than the uncompensated Apollo Directors, to hold an equity position in TD SYNNEX of the equivalent value of at least five times the annual base retainer (excluding committee chair retainers) in common stock, whether vested or unvested, or vested in-the-money stock options on the date of each Annual Meeting, commencing with the 2023 Annual Meeting. For any director initially elected after the 2020 Annual Meeting, we provide a five-year period within which to meet the equity ownership request.

In the fiscal year ended November 30, 2021, Matthew Miau received the same standard retainer and equity compensation as the other outside directors, as approved by the Nominating and Corporate Governance Committee. Any future compensation payable to Mr. Miau will be based upon the approval of the Nominating and Corporate Governance Committee, which is composed of disinterested members of the Board.

Compensation Committee Interlocks and Insider Participation

Fred Breidenbach, Hau Lee, Nayaki Nayyar, Gregory Quesnel (until March 1, 2021), Ann Vezina (until September 1, 2021), Thomas Wurster (until September 1, 2021), and Duane Zitzner (until September 1, 2021) served as members of the Compensation Committee during the fiscal year ended November 30, 2021. None of the members who served on the Compensation Committee during the fiscal year ended November 30, 2021 has served as an officer or been an employee of TD SYNNEX and we do not have any related person transactions with any of the members of the Compensation Committee. In addition, the Board has determined that these members, including nominees Ms. Nayyar and Messrs. Breidenbach, Lee, and Zitzner, have no material relationship with us, that each of these directors is an independent director and that each of these directors meets the heightened independence standards applicable to members of the Compensation Committee. None of our executive officers currently serves, or in the past year has served, on the board of directors or compensation committee of any entity that has one or more executive officers serving, or proposed to serve, that are a member of our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review of Related Party Transactions

A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or directors or a director nominee;
•	any person who is known by us to be the beneficial owner of more than 5% of any class of our voting securities;
•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent,             spouse,             sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of an executive officer, director, director nominee or a beneficial owner of more than 5% of any class of our voting securities, and any person (other than a tenant or employee) sharing the household of such executive officer, director, director nominee or beneficial owner of more than 5% of any class of our voting securities; or

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position of control or in which such person has a 10% or greater beneficial ownership interest

We have adopted a written policy requiring material transactions relating to related party transactions to be approved by the Audit Committee, which is composed of disinterested members of the Board.

Transactions Related to the Acquisition of Tech Data

The Mergers

On September 1, 2021, legacy SYNNEX Corporation acquired legacy Tech Data Corporation through a series of two mergers, which are described below, and such acquisition is described herein as the “Mergers”. As a result of the Mergers, Tech Data became an indirect subsidiary of TD SYNNEX Corporation. The acquisition was completed pursuant to the terms and conditions of the Agreement and Plan of Merger (the “Merger Agreement”), dated March 22, 2021 by and among the Company, Spire Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub I”), Spire Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub II”), and Tiger Parent (AP) Corporation, a Delaware corporation (“Tiger Parent”), which is the parent corporation of Tech Data, pursuant to which, subject to the terms and conditions of the Merger Agreement, Merger Sub I merged with and into Tiger Parent (the “Initial Merger”), with Tiger Parent surviving the Initial Merger as a wholly owned subsidiary of the Company (such surviving corporation, the “Surviving Corporation”), followed immediately by the merger of the Surviving Corporation with and into Merger Sub II (the “Subsequent Merger” and together with the Initial Merger, the “Mergers”), with Merger Sub II surviving the Subsequent Merger as a wholly owned subsidiary of the Company.

Pursuant to the Merger Agreement at the effective time of the Initial Merger and in consideration for all the issued and outstanding common shares of Tiger Parent, we paid to Tiger Parent Holdings, L.P. (“Tiger Holdings”), an affiliate of Apollo Management IX, L.P. and Tiger Parent’s sole stockholder, consideration of $1,610,000,000 in cash ($1,110,000,000 in cash after giving effect to the $500,000,000 equity contribution by Tiger Holdings to Tiger Parent prior to the effective time) and 44,000,000 shares of our common stock. As a result of the Mergers, Tiger Holdings became the holder of approximately 46% of our common stock at the time.

Following the closing of the Mergers, Tiger Holdings distributed or transferred an aggregate of 43,248,620 shares of our common stock to various individuals and entities. As part of these distributions and transfers, Tiger Holdings transferred an aggregate of 42,601,585 shares of our common stock to entities affiliated with Apollo Management IX, L.P. as follows: 26,651,552 shares to AP IX Tiger Holdings, L.P., 10,309,583 shares to AP IX Tiger Coinvest (ML), L.P. and 5,640,450 shares to AP IX Tiger Coinvest L.P. (these funds, collectively with Tiger Holdings, the “Apollo Entities”) and also transferred to Mr. Hume 45,727 shares, Mr, Zammit 22,824 shares, Mr. Vetter 12,334 shares and Ms. Nayyar 1,729 shares.

Related Agreements

Investor Rights Agreement

In connection with the completion of the Mergers, we entered into an Investor Rights Agreement (the “Investor Rights Agreement”) with Tiger Holdings. The Investor Rights Agreement includes certain rights and obligations as set forth below.

Board of Directors

Pursuant to the Investor Rights Agreement, the Apollo Entities have the right to nominate a certain number of directors for our Board, depending on the percentage of the outstanding shares of our common stock held by the Apollo Entities. Specifically, the Apollo Entities have the right to nominate:

(i)

up to four directors, if the Apollo Entities collectively own 30% or more of the outstanding shares of our common stock, two of which must be “independent” directors, within the meaning of the New York Stock Exchange;

(ii)	up to three directors, if the Apollo Entities collectively own between 20% and 30% of the outstanding shares of our common stock, one of which must be an independent director;
(iii)	up to two directors, if the Apollo Entities collectively own between 10% and 20% of the outstanding shares of our common stock; and
(iv)	up to one director, if the Apollo Entities collectively own between 5% and 10% of the outstanding shares of our common stock.

The directors nominated by the Apollo Entities shall be referred to herein as “Apollo Directors.” The initial Apollo Directors are Robert Kalsow-Ramos, Nayaki Nayyar, Matthew Nord, and Merline Saintil. Pursuant to the Investor Rights Agreement, any replacement Apollo Director must be approved by a majority of the directors on the Board that are not Apollo Directors.

The Investor Rights Agreement also provides that, of the remaining directors who are not Apollo Directors, one director shall be the then-serving Chief Executive Officer of the Company, currently Richard Hume, and the other directors will be nominated in accordance with the provisions of our bylaws and Certificate of Incorporation, currently Dennis Polk, Fred Breidenbach, Hau Lee, Matthew Miau, Ann Vezina and Duane Zitzner. In the event the size of the Board is increased or decreased to other than eleven directors, the number of Apollo Directors will be proportionately increased or decreased to most closely equal the percentage of the Board originally consisting of Apollo Directors. The Board may determine the composition and makeup of any committees of the Board. The Lead Independent Director will also be selected by the Board. Apollo Directors must fulfill their pro rata portion of any diversity requirements pursuant to law, stock exchange rules, or other regulatory requirements based on the percentage of the Board consisting of Apollo Directors.

Directors’ and Officers’ Insurance

Under the Investor Rights Agreement, we must maintain directors’ and officers’ liability insurance as determined by the Board, with the Company serving as the primary indemnitor for all directors, including the Apollo Directors.

Information Rights

Under the Investor Rights Agreement, for so long as the Apollo Entities own at least 10% of our common stock, the Apollo Entities have certain inspection and information rights, including, among other things, access to our or our material subsidiaries’ books and records, access to our auditors and officers, access to quarter-ends reports, and information on significant corporate actions.

Certain Actions Requiring Approvals

Under the Investor Rights Agreement, we or our material subsidiaries may not, without approval of a majority of the directors on the Board, which must include the approval of a majority of the Apollo Directors, amend any provision of our charter, bylaws or similar organizational documents in a way that adversely affects the Apollo Entities.

Restricted Activities; Voting

Under the Investor Rights Agreement, the Apollo Entities may not, without our prior written consent:

•	make any statement or proposal to the Board or our stockholders with respect to any business combination, tender offer, or sale of substantially all assets;
•	form any voting groups with any of our stockholders other than solely among affiliates of the Apollo Entities;
•	seek to control or change the management of the Board or the Company;
•	acquire any additional shares of our stock entitled to vote; or
•	publicly disclose any arrangement relating to the foregoing or knowingly facilitate any of the foregoing.

These restrictions will automatically terminate on the first date following the 90th day after the Apollo Entities collectively beneficially own less than 5% of the outstanding shares of our common stock.

Corporate Opportunity Waiver

Under the Investor Rights Agreement, we have waived the corporate opportunity doctrine to the extent permitted under the Delaware General Corporation Law with respect to the Apollo Directors and Apollo Entities, so long as such person is not an employee of the Company or our subsidiaries (the “Covered Persons”). Specifically, we agreed that the Covered Persons do not have a duty to refrain from: (i) investing in or conducting any business of any kind, (ii) doing business with our or any of our affiliates’ clients, customers, vendors or lessors, or (iii) making any investments in any kind of property in which we may make investments. Further, we agreed, among other things, subject to any express agreement otherwise that may from time to time be in effect, that if a Covered Person acquires knowledge of a potential transaction which may constitute a corporate opportunity for both (a) the Covered Person outside of his or her capacity as a member of the Board and (b) the Company, then the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to us, and we renounced any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge, except for any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as a member of the Board, or as expressly agreed otherwise.

Registration Rights

Pursuant to the Investor Rights Agreement, we filed an automatically effective registration statement registering the resale of the Registrable Securities (as defined below) on September 2, 2021. Additionally, pursuant to the Investor Rights Agreement, the Apollo Entities have the right to require us to register a sale of any Registrable Securities held by the Apollo Entities with a dollar value of $100 million or greater. The Apollo Entities are entitled to make up to two registration demands in any rolling twelve-month period, including short form registration demands, that we register such securities for sale under the Securities Act of 1933. We also agreed that the Apollo Entities will have “piggy-back” registration rights to include their Registrable Securities in certain other registration statements filed by us.

For purposes of the Investor Rights Agreement, “Registrable Securities” means shares of our common stock; provided that any Registrable Securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale of such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such registration statement, (b) such Registrable Securities are distributed pursuant to Rule 144 or (c) such Registrable Securities shall have been otherwise transferred and new certificates for them not bearing a legend restricting further transfer under the Securities Act shall have been delivered by us; and provided, further, that any securities that have ceased to be Registrable Securities shall not thereafter become Registrable Securities and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities is not a Registrable Security.

Interests of the Company’s Directors and Executive Officers in the Mergers

In connection with the Mergers, on September 1, 2021, we issued common stock to Tiger Parent as part of the Merger Consideration. The general partner of Tiger Holdings had adopted resolutions prior to the Mergers, pursuant to which, immediately following the effectiveness of the Mergers, all profits interests of Tiger Holdings, all of which were held by certain members of management of Tech Data Corporation, were cancelled and exchanged for the right to receive an aggregate of 1,206,549 shares of our common stock. On September 9, 2021, Tiger Holdings transferred 455,207 shares of that common stock to those management members and placed in an escrow account administered by Tiger GP the other 751,342 shares, which would be distributed to those management members pending satisfaction of certain time-based vesting requirements by them. Therefore, following the closing of the Mergers and pursuant to the automatic registration statement filed by us, Tiger Parent transferred during our fiscal year 2021 a certain number of shares of our common stock to certain of our officers and directors, as indicated below:

Name	Number of Shares (1)	Approximate Value of Shares(2)

Richard Hume	97,671	$10,495,726

David Vetter	20,324	$2,184,017

Patrick Zammit	42,342	$4,550,071

(1) Does not include shares held in an escrow account administered by Tiger GP, for Mr. Hume 162,389 shares, for Mr. Zammit 70,400 shares, and for Mr. Vetter 33,792 shares. Fifty percent of the escrowed shares vest one year following the closing date of the Mergers and fifty percent vest on the second anniversary of the closing date so long as the management member remains employed by TD SYNNEX for the period. If the management member’s employment terminates as a result of a not-for-cause termination by TD SYNNEX or as a result of a good reason departure by the management member, then the escrowed shares vest pro rata based upon the number of days since the closing date or the last anniversary over 365 days.

(2) Based on the closing price of our common stock on January 11, 2022, $107.46.

MiTAC Transactions Overview

We have a business relationship with MiTAC International Corporation (“MiTAC International”), a publicly-traded company in Taiwan that began in 1992 when it became our primary investor through its affiliates. In September 2013, MiTAC Holdings Corporation (“MiTAC Holdings”) was established through a stock swap from MiTAC International and became a publicly traded company on the Taiwan Stock Exchange. MiTAC International is now a wholly owned subsidiary of MiTAC Holdings. As of January 11, 2022, and as detailed in the table below, MiTAC Holdings and its affiliates (companies listed in the table below) beneficially owned approximately 9.5% of our common stock. Matthew Miau, our Chair Emeritus of the Board and a director, is the Chairman of MiTAC Holdings and a director or officer of MiTAC Holdings’ affiliates.

Until July 31, 2010, we worked with MiTAC Holdings on OEM outsourcing and jointly marketed MiTAC Holdings’ design and electronic manufacturing services and our contract assembly capabilities. On July 31, 2010, MiTAC Holdings purchased certain assets related to the contract assembly business including inventory and customer contracts, primarily related to customers then being jointly serviced by MiTAC Holdings and us. We made payments of $0.2 million and $0.1 million to MiTAC Holdings and its affiliates for reimbursement of rent and overhead costs for facilities used by us during fiscal years ended November 30, 2021 and 2020, respectively.

We purchased inventories and services from MiTAC Holdings and its affiliates totaling $199.7 and $211.9 million during fiscal years 2021 and 2020, respectively. Our sales to MiTAC Holdings, and its affiliates during fiscal years 2021 and 2020 totaled $0.6 million and $1.1 million, respectively. Most of the purchases and sales in 2021 and 2020 were pursuant to the agreements mentioned under the heading “Agreements with MiTAC Holdings and Affiliates” below.

Our business relationship with MiTAC Holdings and its affiliates has been informal and is not governed by long-term commitments or arrangements with respect to pricing terms, revenue or capacity commitments.

We negotiate pricing and other material terms on a case-by-case basis with MiTAC Holdings and its affiliates. We have adopted a policy requiring that material transactions with MiTAC Holdings or its related parties be approved by the Audit Committee, which is composed solely of independent directors. In addition, Matthew Miau’s compensation is approved by the Nominating and Corporate Governance Committee, which is also composed solely of independent directors.

Beneficial Ownership of our Common Stock by MiTAC Holdings

As noted above, MiTAC Holdings and its affiliates in the aggregate beneficially owned approximately 9.5% of our common stock as of January 11, 2022. These shares are owned by the following MiTAC affiliates:

MiTAC Affiliate	Shares

MiTAC Holdings(1)	5,299,980

Synnex Technology International Corporation(2)	3,859,888

Total	9,159,868

(1)

Shares held via Silver Star Developments Ltd., a wholly-owned subsidiary of MiTAC International. Excludes 191,775 shares directly held by Matthew Miau, 217,050 shares indirectly held by Mathew Miau through a charitable remainder trust, and 189,603 shares indirectly held through his wife.

(2)	Synnex Technology International Corp. (Synnex Technology International) is a separate entity from us and is a publicly-traded corporation in Taiwan. Shares are held via Peer Development

Ltd., a wholly-owned subsidiary of Synnex Technology International. MiTAC Holdings owns a noncontrolling interest of 14.06% in MiTAC Incorporated, a privately-held Taiwanese company, which in turn holds a noncontrolling interest of 15.65% in Synnex Technology International. Neither MiTAC Holdings nor Mr. Miau is affiliated with any person, entity, or entities that hold a majority interest in MiTAC Incorporated.

While the ownership structure of MiTAC Holdings and its affiliates is complex, it has not had a material adverse effect on our business in the past, and we do not expect it do so in the future.

Synnex Technology International is a separate entity from us and is a publicly-traded corporation in Taiwan that currently provides distribution and fulfillment services to various markets in Asia and Australia, and is also our potential competitor. Neither MiTAC Holdings nor Synnex Technology International is restricted from competing with us.

Agreements with MiTAC Holdings and Affiliates

We have entered into several additional agreements with affiliates of MiTAC Holdings. These agreements do not constitute contracts or obligations by any party to purchase products or services from the other parties, nor do they restrict our ability to conduct our business, except where so noted below. Accordingly, we do not believe that the termination of any of these agreements would have a material adverse effect on our business. Pursuant to these agreements, the terms for contracted services or purchased products are individually negotiated and, if agreed upon by the parties, such terms are included in a purchase order. In the fiscal year ended November 30, 2021, we paid an aggregate of approximately $199.7 million to MiTAC Holdings and its affiliates, most of which was paid pursuant to the distribution and supply agreements described below.

Distribution Agreement. In April 2009, we entered into a distribution agreement with MiTAC Digital Corp. Pursuant to the agreement, we may purchase certain MiTAC Digital products for distribution in the United States. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause by either party upon 90 days prior written notice of termination to the other party.

Logistics Services Agreements. In March 2010, we entered into a logistical services agreement with MiTAC Digital Corp. Pursuant to the agreement, we provide certain reverse logistics services related to products returned by MiTAC Digital’s customers in Canada. The agreement had an initial term of two years and automatically renews for subsequent one year terms. The agreement may be terminated without cause either by the mutual written agreement of the parties or, following the initial two year term, by either party without cause upon 90 days prior written notice of termination to the other party.

Distribution Agreement—Stocking. In October 2006, we entered into a distribution and stocking agreement with MiTAC International. Pursuant to the agreement, we may purchase certain MiTAC International products for distribution in the United States. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause either by the mutual written agreement of both parties or by either party without cause upon 30 days prior written notice of termination to the other party.

Manufacturing Supply Agreement. In October 2014, our subsidiary Hyve Solutions Corporation and its affiliates and subsidiaries entered into a manufacturing supply agreement with MiTAC Computing Technology Corporation. Pursuant to the agreement, Hyve Solutions may purchase and use certain MiTAC Computing Technology products to fulfill manufacturing contracts for third party customers worldwide. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause by the mutual written agreement of both parties or by either party without cause upon 30 days prior written notice of termination to the other party. During fiscal 2019, we also embarked upon a collaboration that is in its nascent stage with MiTAC Computing Technology Corporation in furtherance of our design and supply program.

Logistics Services Agreement. In November 2011, we entered into a logistics services agreement with Getac, Inc., a subsidiary of Getac Technology Corporation, where we provide integration services and pick, pack and ship services for Getac. The agreement had an initial term of two years and automatically renews for subsequent one year terms. The agreement may be terminated without cause by the mutual written agreement of both parties or by either party without cause upon 90 days prior written notice of termination to the other party.

Distribution Agreement. In February 2012, we entered into a distribution agreement with Getac, Inc. Pursuant to the agreement, we may purchase certain Getac products for distribution in the United States and Canada. The agreement has an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause by either party upon 30 days prior written notice of termination to the other party.

Strategic Distribution Agreement-Non-Consignment. In January 2018, we entered into a strategic distribution agreement-non-consignment with Getac Video Solutions, Inc., a subsidiary of Getac Technology Corporation. Pursuant to this Agreement, we may purchase certain Getac Video Solutions Products for distribution in the United States and Canada. The agreement had an initial term of one year and automatically renews for subsequent one-year terms. The agreement may be terminated without cause by the mutual written agreement of both parties or by either party without cause upon 30 days prior written notice of termination to the other party.

Letter Agreement. In connection with the Mergers and the Investor Rights Agreement, we entered into a letter agreement (the “Letter Agreement”) with Silver Star Developments Ltd., Peer Developments Ltd., and any of their affiliates that becomes an owner of TD SYNNEX common stock (the “MiTAC Stockholders”). Under the Letter Agreement, we have agreed that, in the event we file a registration statement with respect to an underwritten offering or a shelf registration statement, whether on our own account or otherwise, or we receive an underwritten shelf take-down notice, then the MiTAC Stockholders shall be given notice thereof, and shall be entitled to include in such filings the shares of TD SYNNEX common stock held by them, subject to certain underwiter cutbacks.

Agreement with Concentrix

Commercial Agreement. We entered into a master Commercial Agreement with Concentrix Solutions Corporation (“Concentrix Solutions”), a subsidiary of Concentrix, which we spun-off in December 2020. The Commercial Agreement and its related statements of work do not constitute contracts or obligations by any party to purchase products or services from the other parties, nor do they restrict our ability to conduct our business. Accordingly, we do not believe that the termination of any of the Commercial Agreement would have a material adverse effect on our business. Pursuant to the agreement, the terms for contracted services or purchased products are individually negotiated and, if agreed upon by the parties, such terms are included in an SOW (with respect to services provided by Concentrix Solutions) or sales order/invoice (with respect to purchases made by Concentrix Solutions). In the fiscal year ended November 30, 2021, we paid an aggregate of approximately $23.8 million to Concentrix and its affiliates.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 11, 2022, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our executive officers listed in the 2021 Summary Compensation Table on page 49, (iii) each of our directors and (iv) all our current directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o TD SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. The percentage of common stock beneficially owned is based on 96,390,211 shares outstanding as of January 11, 2022.

	Amount and Nature of Beneficial Ownership

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Right To Acquire Beneficial Ownership within 60 days of January 11, 2022(2)	Total	Percentage Beneficially Owned(1)(2)
5% Stockholders:
Tiger Parent Holdings, L.P. (“Tiger Holdings”) and related parties (3) See note (3) for address	43,352,965(3)	—	43,352,965	45%

MiTAC International Corporation and related parties(4) See note (4) for address	9,758,296	—	9,758,296	10%
FMR LLC(5) 245 Summer Street Boston, MA 02210	4,537,674	—	4,537,674	5%
Directors and Named Executive Officers:
Fred Breidenbach	18,230	—	18,230	*
Richard Hume	157,747	—	157,747	*
Robert Kalsow-Ramos	—	—	—	*
Peter Larocque	53,945	23,691	77,636	*
Hau Lee	20,543	6,000	26,543	*
Simon Leung	39,210	19,176	58,386	*
Matthew Miau (4)(6)	598,428	—	598,428	*
Nayaki Nayyar	2,497	—	2,497	*
Matthew Nord	—	—	—	*
Dennis Polk	140,775	187,083	327,858	*
Merline Saintil	768	—	768	*
Michael Urban	19,393	40,912	60,305	*
Ann Vezina	4,285	—	4,285	*
Marshall Witt	45,523	66,132	111,655	*
Patrick Zammit	65,166	—	65,166	*
Duane Zitzner(7)	24,849	—	24,849	*
All current directors and executive officers as a group (17 persons)	1,224,017	342,994	1,567,011	1.6%

*	Amount represents less than 1% of our common stock.

(1)

We have determined beneficial ownership in accordance with the SEC rules. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)

For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, shares which such person or group has the right to acquire upon exercise of stock options within 60 days of January 11, 2022 are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

(3)

Based on information reported on Amendment No. 1 to Schedule 13D (“13D/A”) filed with the SEC on October 13, 2021 by Tiger Parent Holdings, L.P. (“Tiger Holdings”) and the other Reporting Persons therein.

(a) Tiger Parent Holdings, L.P. shares dispositive and voting power as to 38 of the shares.
(b) Tiger Parent Holdings GP, LLC shares dispositive and voting power as to 751,380 of the shares.
(c) AP IX Tiger Holdings, L.P. shares dispositive and voting power as to 27,402,932 of the shares.
(d) AP IX Tiger Co-Invest, L.P. shares dispositive and voting power as to 5,640,450 of the shares.
(e) AP IX Tiger Co-Invest (ML), L.P. shares dispositive and voting power as to 10,309,583 of the shares.
(f) AP IX Tiger Co-Invest (ML) GP, LLC shares dispositive and voting power as to 10,309,583 of the shares.
(g) AP IX Tiger Holdings GP, LLC shares dispositive and voting power as to 43,352,965 of the shares.
(h) Apollo Management IX, L.P. shares dispositive and voting power as to 43,352,965 of the shares.
(i) AIF IX Management, LLC shares dispositive and voting power as to 43,352,965 of the shares.
(j) Apollo Management, L.P. shares dispositive and voting power as to 43,352,965 of the shares.
(k) Apollo Management GP, LLC shares dispositive and voting power as to 43,352,965 of the shares.
(l) Apollo Management Holdings, L.P. shares dispositive and voting power as to 43,352,965 of the shares.
(m) Apollo Management Holdings GP, LLC shares dispositive and voting power as to 43,352,965 of the shares.

Tiger Holdings, AP IX Tiger Holdings, L.P. (“AP IX Tiger”), AP IX Tiger Co-Invest, L.P. (“Tiger Co-Invest”), AP IX Tiger Co-Invest (ML), L.P. (“Tiger Co-Invest ML”) collectively hold the shares. Tiger Parent Holdings GP, LLC (“Tiger GP”) is the general partner of Tiger Holdings. AP IX Tiger is the sole member of Tiger GP. AP IX Tiger Co-Invest (ML) GP, LLC (“Tiger Co-Invest ML GP”) is the general partner of Tiger Co-Invest ML. AP IX Tiger Holdings GP, LLC (“AP IX Tiger GP”) is the general partner of AP IX Tiger and Tiger Co-Invest, and the sole member of Tiger Co-Invest ML GP. Apollo Management IX, L.P. (“Management IX”) is the non-member manager of AP IX Tiger GP. The general partner of Management IX is AIF IX Management, LLC (“AIF IX LLC”). Apollo Management, L.P. (“Apollo LP”) is the sole member and manager of AIF IX LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo LP. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Each of the entities listed herein, other than Tiger Holdings, AP IX Tiger, Tiger Co-Invest, and Tiger Co-Invest ML, disclaims beneficial ownership of any shares of the common stock owned of record by Tiger Holdings, AP IX Tiger, Tiger Co-Invest, and Tiger Co-Invest ML, except to the extent of any pecuniary interest therein,

The address of the principal office of Tiger GP, Tiger Co-Invest ML GP, and AP IX Tiger GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of the principal office of Tiger Holdings, AP IX Tiger, Tiger Co-Invest, Tiger Co-Invest ML, Management IX, AIF IX LLC, Apollo LP, Management GP, Management Holdings, and Management Holdings GP is 9 West 57th Street, New York, NY 10019.

(4)

Based on information reported on a Schedule 13G/A filed with the SEC on February 9, 2021 and subsequent Form 4s filed with the SEC on March 31, 2021, this amount represents 5,299,980 shares held by Silver Star Developments Ltd. and 3,859,888 shares held by Peer Developments Ltd. Silver Star Developments Ltd. is a wholly-owned subsidiary of MiTAC International Corporation. The principal business office for MiTAC International Corporation and Silver Star Developments Ltd. is No. 200 Wenhua 2nd Road, Guishan Dist., Taoyuan City 333, Taiwan. Jhi-Wu Ho and Hsiang-Yun Yang, the directors of Silver Star Developments Ltd., hold shared voting and dispositive power over the shares held by Silver Star Developments Ltd. Peer Developments Ltd. is a wholly-owned subsidiary of Synnex Technology International Corporation. The principal business office for Synnex Technology International Corporation and Peer Developments Ltd. is 4th Floor, No. 75 Sec. 3, Minsheng East Road, Zhongshan Dist., Taipei City 104, Taiwan. Matthew F.C. Miau and Shu-Wu Tu, the directors of Peer Developments Ltd., hold shared voting and dispositive power over the shares held by Peer Developments Ltd. Matthew F.C. Miau is the Chairman of the board of directors of MiTAC International Corporation and Synnex Technology International Corp. and a director of TD SYNNEX. Each of the reporting persons disclaims membership in a group. The beneficial ownership of the 598,428 shares Matthew F.C. Miau claims includes 191,775 shares directly held by Mr. Miau, 217,050 shares indirectly held by MASJ Holding Charitable Remainder Trust, and 189,603 shares indirectly held by Mr. Miau’s spouse. In addition, MiTAC International Corporation disclaims beneficial ownership of the 3,859,888 shares directly held by Peer Developments Ltd. and disclaims beneficial ownership of the 598,428 shares by Mr. Miau. Synnex Technology International Corporation disclaims beneficial ownership of the 5,299,980 shares directly held by Silver Star Developments Ltd. and disclaims beneficial ownership of the 598,428 shares by Mr. Miau. Mr. Miau disclaims beneficial ownership of the 5,299,980 shares directly held by Silver Star Developments Ltd. and disclaims beneficial ownership of the 3,859,888 shares directly held by Peer Developments Ltd.

(5)

Based solely on information reported on a Schedule 13G/A filed with the SEC on February 8, 2021 by FMR LLC, this amount reflects securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. FMR reports sole voting power with respect to 507,801 shares and sole dispositive power with respect to 4,537,674.

(6)

Mr. Miau’s share ownership total includes indirect beneficial ownership of 217,050 shares held by MASJ Holding Charitable Remainder Trust, for which his wife serves as trustee, and 189,603 shares held by his wife.

(7)	Mr. Zitzner’s share ownership total includes indirect beneficial ownership of 3,000 shares held by the Zitzner 1998 Revocable Trust.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Two transformative events for our Company occurred during fiscal year 2021. On December 1, 2020, we completed the separation of our Concentrix business from our Company (the “Spin-off”), which resulted in two independent, publicly traded companies: SYNNEX Corporation and Concentrix Corporation. Then, on September 1, 2021, pursuant to the terms of the Merger Agreement, SYNNEX acquired Tech Data Corporation through a series of mergers, following which, Tech Data became an indirect subsidiary of ours. Pursuant to the acquisition, we acquired all the outstanding shares of common stock of Tiger Parent (AP) Corporation (“Tiger Parent”), the parent company of Tech Data, for consideration of $1.61 billion in cash ($1.11 billion in cash after giving effect to the $500 million equity contribution by Tiger Holdings to Tiger Parent prior to the effective time of the Mergers) and 44 million shares of common stock of the Company, valued at approximately $5,614,400,000. The combined company was renamed TD SYNNEX Corporation. The Mergers created a leading global distributor and solutions aggregator for the IT ecosystem. Following the Mergers, the stockholders of Tiger Parent own approximately 45% of TD SYNNEX common stock on a fully diluted basis, based on our shares outstanding as of January 11, 2022. Also, following the Mergers, Richard Hume became our Chief Executive Officer, and our team of executive officers became comprised of legacy SYNNEX and legacy Tech Data officers.

The Compensation Committee has overall responsibility for TD SYNNEX’ executive compensation policies as provided in a written charter adopted by the Board. The Compensation Committee is empowered to review and approve the compensation and compensation procedures for the executive officers. In addition, in June 2017, the Board determined that, consistent with the stockholders’ advisory vote in March 2017, it will include in our proxy materials a stockholder vote on executive compensation every year until the next required stockholder vote on the frequency of stockholder votes concerning executive compensation.

At last year’s Annual Meeting, our stockholders approved our executive compensation programs, as disclosed in last year’s proxy statement, in an advisory “say on pay” vote, with 46,119,910 votes cast in favor of approval and approximately 516,282 votes cast against. As the Compensation Committee evaluated our compensation principles and policies during fiscal 2021, it was mindful of this favorable outcome and the stockholders’ strong support of our compensation objectives and compensation programs.

The Compensation Committee has maintained its general approach to executive compensation of legacy SYNNEX executive officers and, due to the timing of the Mergers during the fourth quarter of fiscal 2021, has continued legacy Tech Data executive compensation programs for legacy Tech Data executive officers. The Compensation Committee has taken a blended approach for the Chief Executive Officer due to the nature of the role and per the terms of his employment agreement. The Compensation Committee currently is reviewing both legacy executive compensation programs as well as current market and competitive trends with the support of its independent compensation advisor, Compensia, to implement an integrated approach to compensation starting with our fiscal year 2023.

Objectives and Philosophy of Our Compensation Program

Our compensation philosophy is to pay for performance as well as to offer competitive compensation in order to attract and retain talented executive officers. With respect to “pay for performance,” our program is designed to align the interests of our executive officers with those of our stockholders, for whom they work. A significant portion of an executive officer’s total compensation depends on the executive officer’s performance relative to operational and financial objectives. In particular, in determining total compensation, we stress a compensation philosophy that is performance-driven, with relatively moderate base salaries and with bonuses through our Management Incentive Plan that are performance-based and equity compensation where value depends on stock price performance.

We believe that the compensation of our executive officers should reflect their success as a management team, as well as on an individual basis, in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share, return on invested capital, growth or maintenance of market share, long-term competitive advantage, and, ultimately, an increased market price for our common stock. We believe that the performance of our executive officers in managing TD SYNNEX, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determining their overall compensation.

We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the long-term performance of our stock to be reflective of our operating performance and the management of TD SYNNEX by our executive officers. We seek to have the long-term performance of our stock be a factor in our executive compensation through our stock option, restricted stock, restricted stock unit and other equity incentive programs.

Competitive compensation is important if we are to attract and retain the talent necessary to lead TD SYNNEX in the competitive and changing business environment in which we operate. In this regard, we are mindful of the median level of compensation of our competitors as well as of the median level of compensation in the local area in which the executive is located. We strive for internal equity among co-workers according to job responsibilities, experience, capability, and individual performance. Our executive compensation program impacts all co-workers by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. As we believe the performance of every co-worker is important to our success, we are mindful of the effect that our executive compensation and incentive program has on all of our co-workers.

The differences in compensation between the various executive officers are based primarily upon individual differences in job responsibility, contribution, performance and increase in the global scope of the business and complexity and demands of understanding, managing and influencing global operations and integrated success. An executive with responsibility over a broader, more difficult or more profitable business unit or corporate division will have potential for greater compensation than an executive with responsibility over a narrower, less complex or less profitable business unit or corporate division.

Our compensation philosophy emphasizing performance permeates total compensation for both executive officers and non-executive co-workers. While we do not have an exact formula for allocating between cash and non-cash compensation, we try to balance long-term equity versus short-term cash compensation and variable compensation versus fixed compensation. As noted above, executive officers who have greater ability to influence the overall performance of TD SYNNEX receive more long-term equity as a percentage of total compensation than non-executive co-workers who have less ability to influence the overall performance of TD SYNNEX. Similarly, performance-related cash compensation for such executive officers as a percentage of total compensation is greater than performance-related cash compensation of non-executive co-workers. The goal is to create a balanced culture of high performance without undue risk assumption.

The Mergers and Legacy Tech Data Executive Compensation.

Pursuant to the terms of the Mergers agreements, during fiscal year 2021, we continued the pre-merger base salaries of legacy Tech Data executive officers and have continued the pre-merger Tech Data annual cash bonus program for executive officers who were legacy Tech Data executive officers. We also agreed to continue certain legacy benefits, such as the Executive Choice program, as well as basic health and welfare benefits that are generally the same as those made available to other salaried employees located in the same jurisdiction.

Elements of Our Compensation Program

Last year, following review by our Compensation Committee, we continued a compensation program for legacy SYNNEX executive officers that consists of four compensation components:

(1)	base salary;

(2)	Management Incentive Plan bonus;

(3)	equity grants; and

(4)	performance-based, long-term incentives (LTI).

Our equity grants during fiscal 2021 also included special restricted stock awards, with special vesting terms, for recognition of work related to the spin-off of Concentrix and for retention and a special equity grant and cash bonus for recognition of work related to the Mergers.

We and the Compensation Committee believe that the LTI program ties executive compensation to long-term business performance and also aligns total compensation closer to the market comparatives in value and in form.

The compensation elements are usually administered in four cycles. Merit raises for base salaries are generally considered and implemented in the April-May period. Annual equity grants in the form of stock options, restricted stock awards or restricted stock units (RSUs), other than LTI awards, are generally awarded in the September-October period. Management Incentive Plan bonuses are generally paid in the December-January period and LTI awards in the form of performance-based RSUs are generally granted in the January-February period. However, all of the above elements are reviewed and determined on at least an annual basis by the Compensation Committee.

The components of the legacy SYNNEX compensation program are described as follows:

Base Salary. Base salaries are designed to provide a consistent cash flow throughout the year as compensation for day-to-day responsibilities. In prior years, we maintained relatively low base salaries to incentivize executive officers to achieve the Management Incentive Plan targets and thus create a performance-driven environment. Base salaries generally remain near the 25th percentile for the Chief Executive Officer position and near the 50th-75th percentile for the other comparable positions in our peer group.

Base salaries for our executive officers are reviewed and, if deemed appropriate, adjusted on an annual basis. Merit increases are based on, among other things, individual performance, any new responsibilities assumed and the overall financial forecast that helps define the ability to provide a merit increase budget for the year. With respect to each executive’s individual performance, we assess the breadth and complexity of the area of responsibility and the individual contributions and seek to quantify the same. Determination of base salary is not made in accordance with a strict formula that measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices.

Management Incentive Plan. Management Incentive Plan bonuses reward individuals for achieving operating and financial goals, in keeping with a performance-driven environment conducive to increasing stockholder value. Bonuses granted to executive officers under our Management Incentive Plan are determined by the Compensation Committee based upon both qualitative and quantitative considerations. The Compensation Committee establishes in writing specific performance goals for each participant, which must be achieved in order for an award to be earned under our Management Incentive Plan for that fiscal year. Performance goals under the Management Incentive Plan may be based upon any one or more of the following: net income per share, revenue, cash flow, earnings per share, return on equity, total stockholder return, share price performance, return on capital, return on assets or net assets, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, return on invested capital, sales productivity, sales growth, market segment share or similar financial performance measures as may be determined by the Compensation Committee. The Compensation Committee set reasonably stringent minimum Management Incentive Plan hurdles and performance metrics. The Compensation Committee is also authorized to recoup any bonuses or portion thereof to mitigate the potential for undue risk assumption.

Only legacy SYNNEX executive officers participated in the Management Incentive Plan for fiscal year 2021. Management Incentive Plan bonuses for fiscal year 2021 to the executive officers were based upon a combination of, depending on the officer: (1) our achievement of non-GAAP net income target performance with adjustments based upon achievement of average return on invested capital (“ROIC performance”) of our Distribution business (the Distribution target metric) and (2) the achievement of non-GAAP net income target performance by our entire business (the TD SYNNEX target metric) with adjustments based upon ROIC performance. For all executive officers as of the beginning of the fiscal year, other than Messrs. Urban and Larocque, the Distribution target performance metric accounts for 75% of the officer’s bonus measurement, and the TD SYNNEX target performance metric accounts for 25%. For Mr. Urban, as President, Americas, and Mr. Larocque, as President, North American Technology Solutions, the Distribution target performance metric accounts for 100% of his bonus measurement. The net income and ROIC targets were increased from fiscal year 2020. Executive officers are not eligible for bonuses unless we meet or exceed the target performance percentages of the internally established net income goals. The minimum threshold target performance percentage is 75% and the maximum target performance percentage is 133.3% for all executive officers.

The actual bonus payable, if the applicable minimum threshold percentages are met, is paid on a sliding scale of the target performance actually achieved and dollar limits pre-established by the Compensation Committee for each individual executive officer. This amount then is adjusted by the percentage increase or decrease corresponding with our performance as measured by the ROIC performance metric. In addition, our President and Chief Executive Officer has discretion to recommend to the Compensation Committee that it decrease bonuses for all other executive officers.

If the minimum threshold target performance percentage of the internally established net income goal is not achieved, no bonuses would be paid to the executive officers, regardless of the achievement of the ROIC performance metrics. The minimum threshold target performance percentage of the Distribution component was based on the previous year’s internally established net income per share goal plus a reasonable “stretch” goal taking into account the then economic environment. Alternatively, if the maximum target performance percentage of the internally established net income goal is exceeded, no incremental bonuses beyond the maximum award would be paid to the executive officers. The Management Incentive Plan bonus for each executive officer is based upon a certain percentage of their annual base salary for the applicable fiscal year.

In the event that the minimum threshold performance target is met, then our executive officers would receive a bonus based on the following approximate percentage of the fiscal year base salary for fiscal 2021, as applicable:

Name(1)	Minimum Payment (if Threshold is Met) as Percentage of Base Salary(1)(%)	Target Payment as Percentage of Base Salary(1)(%)	Maximum Payment as Percentage of Base Salary(1)(%)
Dennis Polk	125	250	375
Marshall Witt	62.5	125	187.5
Michael Urban	100	200	300
Peter Larocque	100	200	300
Simon Leung	62.5	125	187.5

(1)	The applicable base salary is each officer’s then-current base salary at the end of the fiscal year.

There is potential for actual awards under the Management Incentive Plan to be less than such minimum targets depending upon corporate performance, as well as the executive officer’s performance of certain individual goals that were predetermined by our then President and Chief Executive Officer. In addition, the Compensation Committee has discretion to decrease the bonus for all executive officers. The Compensation Committee’s discretion is exercised based upon discussions with our President and Chief Executive Officer, taking into account his ability to manage and monitor the performance of the other named executive officers.

For the fiscal year ended November 30, 2021, we achieved the maximum performance target and as a result the following executive officers received the following bonuses:

Name	Management Incentive Plan Bonuses
Dennis Polk	$2,786,719
Marshall Witt	$960,938
Michael Urban	$1,691,250
Peter Larocque	$1,660,500
Simon Leung	$595,783

In addition, as a special recognition of the effort and work of the following executive officers related to the Mergers they each received the following special cash bonuses:

Name	Special Merger Bonuses
Dennis Polk	$581,000
Marshall Witt	$150,000
Michael Urban	$225,000
Peter Larocque	$200,000
Simon Leung	$125,000

Based on comparable peer companies, the total cash compensation targets, including both base salary and Management Incentive Plan bonus, excluding any recommended adjustments by the Compensation Committee, for our executive officers for comparable positions in our peer group for fiscal year 2021 were as follows:

Name	Total Cash Compensation Target Percentile
Dennis Polk	Near 50th Percentile
Marshall Witt	Below 25th Percentile
Michael Urban	Above 75th Percentile
Peter Larocque	Above 75th Percentile
Simon Leung	Below 25th Percentile

Annual Cash Bonus Opportunities for Messrs. Hume and Zammit

Per the Mergers agreement, we continued the annual cash bonus opportunities determined pre-merger for legacy Tech Data executive officers through the end of the fiscal year with achievement determined based upon our fiscal year 2021 results but payout through January 31 to occur in the February - March 2022 time frame. The target bonus opportunities as a percentage of base salary are 130% for Mr. Hume and 100% for Mr. Zammit. Each officer’s bonus opportunity ties to the achievement of specified performance measures. Payment of the bonus is conditioned on achievement of performance targets that were specified in advance for each officer. The selected performance measures and weightings for the Tech Data year ending January 31, 2022 were: (1) for Mr. Hume, 40% Tech Data worldwide adjusted EBITDA, 20% worldwide Next Generation adjusted EBITDA, and 40% Tech Data worldwide ROWC; and (2) for Mr. Zammit, 20% Tech Data worldwide adjusted EBITDA, 20% Tech Data worldwide Next Generation adjusted EBITDA, 40% Tech Data Europe ROWC, and 20% Tech Data Europe adjusted EBITDA. The target bonus amount is subject to acceleration or deceleration depending upon the level of achievement for each performance measure, with 70% achievement requirement for any payout, which is at 30%. To incentivize overachievement, 100% achievement results in 100% payout and 110% achievement results in 200% payout.

For the fiscal year ended November 30, 2021, we achieved the maximum performance target payout and as a result the following executive officers received the following bonuses:

Name	Legacy Tech Data Plan Bonuses
Richard Hume	$2,496,000
Patrick Zammit	$1,108,235

Equity Grants.    Only legacy SYNNEX executive officers participated in the equity grants program for fiscal year 2021, except that the Compensation Committee approved restricted stock and stock option awards for Mr. Hume pursuant to the terms of his employment agreement as Chief Executive Officer starting September 1, 2021. Long-term incentives involve equity grants and performance grants, including restricted stock awards, RSUs and stock options. Restricted stock and RSUs help us to retain key personnel, whereas stock options provide incentive for creating incremental stockholder value. The value of equity grants and performance grants derives from stock price, which aligns executive compensation with stockholder value.

Equity grants are based on a number of considerations. The Compensation Committee considered the following principal elements:

•	corporate performance;

•	dilution to stockholders;

•	related expense to our company;

•	job responsibilities and past performance of the exeuctive officer;

•	likely future contributions by the executive officer;

•	potential reward to the executive officer if the stock price appreciates in the public market;

•	management tier classification;

•	equity grants made by competitors; and

•	existing vested and unvested equity holdings.

Determination of equity grant amounts is not made in accordance with a strict formula that measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices, including an overall review of both employee and corporate performance and the value of equity grants of comparable officers at comparable companies. We evaluate our corporate performance objective primarily by our financial performance, including growth, return on equity, ROIC, and diluted earnings per share, or EPS. Equity grants may also be made to new executive officers upon commencement of employment and, on occasion, to executive officers in connection with a significant change in job responsibility. In addition, we made an equity grant in fiscal 2021 to recognize the contributions of both executive officers and non-executive co-workers in the completion of the Mergers agreement. We also distinguish between equity grants of stock options, restricted stock awards or RSUs based upon the officer’s position. We believe that stock options carry more risk than restricted stock. As such, we expect certain officers with the most direct impact on our overall performance to accept more equity risk and their grants are more heavily weighted towards stock options rather than restricted stock awards or RSUs.

To further ensure that the long-term interests of executive officers are closely aligned with those of stockholders, we request that they, except our President and Chief Executive Officer, hold an equity position in TD SYNNEX of the lesser of the following: (1) at least two times annual base salary or (2) $1,000,000. This equity position can be satisfied by holding shares of common stock, whether vested or unvested, or vested in-the-money stock options. With respect to our President and Chief Executive Officer, we request that he hold an equity position in TD SYNNEX of the lesser of the following: (1) at least two times the sum of annual base salary plus target bonus as in effect from time to time or (2) $2,000,000. Stock ownership for our President and Chief Executive Officer includes common stock owned personally or in trust for his benefit, but does not include unvested restricted stock or stock units, or stock options that are not vested in-the-money.

In addition, to avoid any impropriety or even the appearance of such, the Compensation Committee in most cases times the equity grants to be valued only during open trading windows. If the date of an equity grant falls within a trading black-out period, then the effective grant date is upon the expiration of the third trading day after the trading black-out period ends. The exceptions to this standard procedure are the granting of Long-Term Incentive RSUs, as discussed below, which are valued as of the first business day of the fiscal year. The exercise price for all stock option grants is the market closing price of our common stock on the effective grant date. In addition, annual equity grants to executive officers are generally awarded each year in the September-October period. For the fiscal year ended November 30, 2020, however, annual equity grants to executive officers were structured so that the officers had no vested right to underlying equity before January 2021, although they received service credit from October 2020.

Special Grants Related to the Spin-off. Following the Spin-off and particularly due to their efforts related to the Spin-off, the following named executive officers on January 20, 2021 were granted special one-time restricted stock awards to acquire the number of shares of our common stock equivalent in approximate value to the amount next to the officer’s name:

Dennis Polk	$2,500,000
Marshall Witt	$500,000
Simon Leung	$500,000

With respect to the restricted stock grant to Mr. Polk, one-third of the shares vest on the first anniversary of the grant date and two-thirds of the shares vest on the second anniversary of the grant date. With respect to the restricted stock grants to Messrs. Witt and Leung, all of the shares vest on the first anniversary of the grant date.

Section 16(b) Officer Retention Grants. On January 20, 2021, the following named executive officers were granted special one-time restricted stock awards to acquire the number of shares of our common stock equivalent in approximate value to the amount next to the officer’s name:

Dennis Polk	$3,500,000
Peter Larocque	$2,000,000
Marshall Witt	$1,000,000
Simon Leung	$1,000,000

With respect to the restricted stock grant to Mr. Polk, all of the shares vest on the second anniversary of the grant date. With respect to the restricted stock grant to Mr. Larocque, all of the shares vest on the third anniversary of November 30, 2020. With respect to the restricted stock grants to Messrs. Witt and Leung, all of the shares vest on the third anniversary of the grant date.

Special Merger Performance Grants. On October 5, 2021, the following named executive officers were granted special one-time restricted stock awards to acquire the number of shares of common stock equivalent in approximate value to the amount next to the officer’s name:

Dennis Polk	$581,000
Michael Urban	$225,000
Peter Larocque	$200,000
Marshall Witt	$150,000
Simon Leung	$125,000

Performance-Based, Long-Term Equity Incentives. Only legacy SYNNEX executive officers participated in the fiscal year 2021 long-term equity incentive program. Our annual long-term incentive (“LTI”) program, currently implemented through our 2020 Stock Incentive Plan, is designed to provide long-term retention incentives for our executive officers, and also to create an alignment between the interests of our executive officers and those of our stockholders because appreciation in the stock price of our shares will benefit both our executive officers and our stockholders. Under the 2020 Stock Incentive Plan, the Compensation Committee may grant LTI awards that require, as a condition to vesting, the attainment of one or more performance targets specified by the Compensation Committee from the list of possible financial and operational performance metrics specified in the 2020 Stock Incentive Plan.

We and the Compensation Committee believe that the LTI program ties executive compensation to business performance and also aligns total compensation closer to the market comparatives in value and in form.

The Compensation Committee generally considers LTI program awards during the meeting held following the end of a fiscal year; however, for fiscal year 2020, due to the then impending Spin-off during that fiscal year, the Compensation Committee determined to consider any LTI program awards only after the Spin-off and did not approve a 2020-2022 LTI program during fiscal year 2020. Because the Spin-off occurred on December 1, 2020 and to account for last year, the Compensation Committee on January 21, 2021 approved a 2021-2022 LTI program along with the 2021-2023 LTI program. There are separate performance measures and metrics for each LTI program. The RSUs under both programs will vest based upon (1) achievement, on a cumulative basis, of the applicable minimum threshold financial performance measure based on a formula derived from EPS target performance (“EPS Formula”) and (2) the achievement of ROIC target performance, with performance metrics measured over a 2-year period ending November 30, 2022 or a 3-year period ending November 30, 2023, as applicable. The minimum threshold EPS Formula percentage is 75% and the maximum target performance percentage is 166.7% for all executive officers.

The actual number of performance-based RSUs, if the applicable minimum threshold EPS Formula percentage is met, vest on a sliding scale of the EPS Formula target performance percentage actually achieved. This amount is then adjusted by the percentage increase or decrease corresponding with our performance as measured by the ROIC performance percentage, provided that in no event will an executive officer be entitled to receive more than the maximum award (as set forth in table below). To the extent that we fail to meet our performance targets for the applicable 2-year or 3-year period, then that portion of the shares underlying the performance-based RSUs are canceled and do not vest, regardless of the achievement of the ROIC target performance. If, for example, we achieve 75% of the EPS target Formula and ROIC performance, then our executive officers would receive 50% of the targeted shares. Similarly, if we achieve 166.67% of EPS target Formula and ROIC performance, then our executive officers would receive 200% of the targeted shares.

In order to allow for vesting of 200% of the target performance-based RSUs (pursuant to the vesting criteria discussed above), each executive officer is granted a number of performance-based RSUs equal to two times the target grant. For fiscal year 2021 for the 2-Year LTI Program, based upon the per share price on the first business day of fiscal 2021 (December 1, 2020) of $76.02, the executive officers who were employed by the Company at that time were granted performance-based RSUs as follows:

	Number of RSUs granted (represents maximum award of 200% of target award)	Value of LTIs at maximum award of 200% of target award	Number of RSUs vesting at 100% target performance	Value of LTIs at 100% target performance (represents 100% of target award)	Number of RSUs vesting at 75% of target performance	Value of LTIs at 75% target performance (represents 50% of target award)
Dennis Polk	15,894	$1,208,262	7,947	$604,131	3,973	$302,027
Marshall Witt	5,480	$416,590	2,740	$208,295	1,370	$104,147
Michael Urban	9,646	$733,289	4,823	$366,644	2,411	$183,284
Peter Larocque	9,470	$719,909	4,735	$359,955	2,367	$179,939
Simon Leung	3,398	$258,316	1,699	$129,158	849	$64,541

For fiscal year 2021 for the 3-Year LTI Program, based upon the per share price on the first business day of fiscal 2021 (December 1, 2020), of $76.02, the executive officers were granted performance-based RSUs as follows:

	Number of RSUs granted (represents maximum award of 200% of target award)	Value of LTIs at maximum award of 200% of target award	Number of RSUs vesting at 100% target performance	Value of LTIs at 100% target performance (represents 100% of target award)	Number of RSUs vesting at 75% of target performance	Value of LTIs at 75% target performance (represents 50% of target award)
Dennis Polk	15,894	$1,208,262	7,947	$604,131	3,973	$302,027
Marshall Witt	5,480	$416,590	2,740	$208,295	1,370	$104,147
Michael Urban	9,646	$733,289	4,823	$366,644	2,411	$183,284
Peter Larocque	9,470	$719,909	4,735	$359,955	2,367	$179,939
Simon Leung	3,398	$258,316	1,699	$129,158	849	$64,541

In addition, the vesting of the LTI awards is contingent upon the executive officer still being employed by us on the date of vesting.

In considering the appropriate performance metric for the LTI awards for fiscal year 2021, the Compensation Committee, with the assistance of senior management, concluded that applicable EPS and ROIC performance metrics be the same for all executive officers. The Compensation Committee also considered the aggregate projected cost of the equity grants to the executive officers under FASB ASC Topic 718.

With respect to both our equity grants and the LTI program, the Compensation Committee considers at least annually whether to approve specific long-term equity awards based on the recommendations of our President and Chief Executive Officer (except with respect to his own awards). When determining awards, the Compensation Committee considers factors such as the individual’s position with us, their prior and expected future performance and responsibilities, our retention and succession needs, and the long-term incentive award levels for comparable executives and key co-workers at companies that compete with us for executive and managerial talent. The Compensation Committee also considers the total value of equity awards previously granted and the existing equity ownership of each executive officer when determining restricted stock award levels, with particular attention paid to the value of unvested awards. In addition, the Compensation Committee considers the potential dilution and accounting costs of long-term equity awards as compared to those granted at other publicly traded companies that compete with us for business and executive talent. The 2020 Stock Incentive Plan does not state a formulaic method for weighing these factors, nor does the Compensation Committee employ one.

Deferred Compensation Plan. Our deferred compensation plan permits designated co-workers to accumulate income for retirement and other personal financial goals by deferring present income through a nonqualified plan. Our deferred compensation plan became effective on January 1, 1994 and was amended on January 7, 2008 to conform with changes required by Section 409A of the Code. Currently, none of our executive officers participate in this plan.

Benefits, Perquisites and Other. Other benefits to our executive officers include medical, dental and life insurance, as well as 401(k) plan participation. These benefits are generally available to all our co-workers.

Executive Compensation by TD SYNNEX for the Named Executive Officers

President and Chief Executive Officer. Richard Hume is our President and Chief Executive Officer and has served in this capacity since September 1, 2021. Mr. Hume’s base salary was $258,462 for the three-month period of fiscal year 2021 he was with us. Mr. Hume also received a sign-on stock option grant of 56,848 shares, a sign-on grant of 14,349 time-based RSUs, a bonus of $2,496,000 under the Tech Data bonus plan, and as a result of a pre-existing long-term incentive cash award that was triggered by the change of control of Tech Data on September 1, 2021 due to the Mergers, he received $3,115,000 paid by us. Some of the primary factors affecting Mr. Hume’s compensation include, among other things, our combined company performance during fiscal year 2021 compared to our pre-established financial goals, comparative compensation of competitor companies, his contribution to the Mergers, his responsibility for the strategy of our Company, and his overall leadership responsibility of our Company.

Executive Chair. Dennis Polk is our current Executive Chair and has served in this position since September 2021. He is also a Director and has served in this capacity since February 2012. Mr. Polk previously served as President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Senior Vice President of Corporate Finance since joining us in February 2002. Mr. Polk’s annual base salary was $735,457 in fiscal year 2021. Mr. Polk also received a bonus of $2,786,719 under our Management Incentive Plan, a special Merger transaction bonus of $581,000, a stock option grant of 94,154 shares, a restricted stock award of 16,061 shares, a grant of 15,894 performance-based RSUs, a second grant of 15,894 performance-based RSUs, a Spin-off related restricted stock award of 27,618 shares, a retention restricted stock award of 38,665 shares, and a special Merger transaction related grant of 5,413 shares. Some of the primary factors affecting Mr. Polk’s compensation include, among other things, our fiscal year 2021 financial performance that exceeded our pre-established financial goals, comparative compensation of competitor companies, his responsibility for the strategy of our Company, and his overall leadership of our Company.

Chief Financial Officer. Marshall Witt has served as our Chief Financial Officer since April 2013. Mr. Witt’s annual base salary was $502,212 in fiscal year 2021. For fiscal 2021, Mr. Witt also received a bonus of $960,938 under our Management Incentive Plan, a special Merger transaction bonus of $150,000, a stock option grant of 21,299 shares, a restricted stock award of 5,591 shares, a grant of 5,480 performance-based RSUs, a second grant of 5,480 performance-based RSUs, a Spin-off related restricted stock award of 5,523 shares, a retention restricted stock award of 11,047 shares, and a special Merger transaction related grant of 1,397 shares. Some of the primary factors affecting Mr. Witt’s compensation include, among other things, our performance toward our pre-established financial goals, his contribution to the overall leadership of our Company, his contribution to the Mergers effort and related financings, and his leadership of the worldwide finance organization.

President, Americas. Michael Urban has served as our President, Worldwide Technology Solutions Distribution since February 2019 and is President, Americas since September 2021. Mr. Urban currently is responsible for our Americas distribution business. Mr. Urban’s base salary was $557,933 in fiscal year 2021. For fiscal 2021, Mr. Urban also received a bonus of $1,691,250 under our Management Incentive Plan, a special Merger transaction bonus of $225,000, a stock option grant of 30,389 shares, a restricted stock award of 9,350 shares, a grant of 9,646 performance-based RSUs, a second grant of 9,646 performance-based RSUs and a special Merger transaction related grant of 2,096 shares. Some of the primary factors affecting Mr. Urban’s compensation include, among other things, our performance toward our pre-established financial goals, the strong performance of his division within our company, his contribution to the overall leadership of our Company, and his leadership of the distribution function of our Company worldwide.

President, Europe and APJ. Patrick Zammit has served as our President, Europe and APJ since September 2021. Mr. Zammit’s base salary was $145,021 in fiscal year 2021 for the three-month period he was with us, using a weighted average Euro-to-Dollar exchange rate for the three months ended November 30, 2021. For fiscal 2021, Mr. Zammit also received a bonus of $1,108,235 under the Tech Data bonus plan and, as a result of a long-term incentive cash award granted pre-merger that was triggered by the change of control of Tech Data on September 1, 2021 due to the Mergers, Mr. Zammit received $1,048,558 paid by us, using a weighted average Euro-to-Dollar exchange rate for the three months ended November 30, 2021. Some of the primary factors affecting Mr. Zammit’s compensation include, among other things, our performance toward our pre-established financial goals, the strong performance of his division within our company, his contribution to the overall leadership of our Company, and his leadership of the Europe and APJ distribution function of our Company.

President, North America Technology Solutions. Peter Larocque has served as our President, North America Technology Solutions since November 2013 and previously served as President, U.S. Distribution from July 2006 through November 2013, as Executive Vice President of Distribution from June 2001 to July 2006, and as Senior Vice President of Sales and Marketing from September 1997 until June 2001. Mr. Larocque is responsible for our North America Technology Solutions. Mr. Larocque’s annual base salary was $547,789 in fiscal year 2021. For fiscal 2021, Mr. Larocque also received a bonus of $1,660,500 under our Management Incentive Plan, a special Merger transaction bonus of $200,000, a stock option grant of 28,300 shares, a restricted stock award of 8,081 shares, a grant of 9,470 performance-based RSUs, a second grant of 9,470 performance-based RSUs, a retention restricted stock award of 22,094 shares and a special Mergers transaction related grant of 1,863 shares. Some of the primary factors affecting Mr. Larocque’s compensation include, among other things, our performance toward our pre-established financial goals, the strong performance of his division within our Company, his contribution to the overall leadership of our Company, and his leadership of the sales and marketing function of our Company in North America. In addition, Mr. Larocque contributed substantially to Share the Magic, our charitable fundraising efforts.

Chief Business Officer. Simon Leung has served as our Chief Business Officer since September 2021 and prior to that time served as our Senior Vice President, General Counsel and Corporate Secretary since May 2001. Mr. Leung joined us in November 2000 as Corporate Counsel. Mr. Leung’s annual base salary was $314,471 in fiscal year 2021. For fiscal 2021, Mr. Leung also received a bonus of $595,783 under our Management Incentive Plan, a special Merger transaction bonus of $125,000, a stock option grant of 8,030 shares, a restricted stock award of 5,434 shares, a grant of 3,398 performance-based RSUs, a second grant of 3,398 performance-based RSUs, a Spin-off related restricted stock award of 5,523 shares, a retention restricted stock award of 11,047 shares, and a special Mergers transaction related grant of 1,164 shares. Some of the primary factors affecting Mr. Leung’s compensation include, among other things, our performance toward our pre-established financial goals, his contribution to the overall leadership of our Company, his leadership of the legal and compliance functions of our Company while he was our General Counsel, his leadership in Company-wide education of best practices and ethical standards, his management of litigation within our expectations, his efficient discharge of corporate governance responsibilities, and his leadership of our operations that comprise the Chief Business Office. In addition, Mr. Leung contributed substantially to the Mergers and related integration efforts.

Risk Assessment of Our Compensation Program

Consistent with SEC disclosure requirements, we have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. The risk assessment process included a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control and the support of the program and their risks to our company strategy. Although we reviewed all compensation programs, we focused primarily on the programs with variability of payout, with the ability of an executive officer to directly affect payout and the controls on executive officer action and payout. By way of examples, we reviewed our compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking, including:

•	too much focus on equity;

•	compensation mix overly weighted toward annual incentives;

•	highly leveraged payout curve and uncapped payouts;

•	unreasonable goals or thresholds; and

•	steep payout cliffs at certain performance level that may encourage short-term business decisions to meet payout thresholds.

We are satisfied that these potential pitfalls have been avoided or mitigated, as listed below. We continue to monitor our compensation programs and reserve the right to adjust them as we judge necessary to avoid creating undue risk.

•

In addition, we have internal controls over financial reporting and the measurement and calculation of compensation goals, and other financial, operational, and compliance policies and practices that are designed to keep our compensation programs from being susceptible to manipulation by any employee, including our executive officers. Other risk-mitigating factors considered by the Compensation Committee include the following: the use of different types of compensation that provide a balance of short-term and long-term incentives with fixed and variable components;

•	our minimum equity holding guidelines;

•	our clawback policy which, in the event of a restatement of our financial results allows the Compensation Committee to seek to recover or cancel Management Incentive Plan bonuses;

•	our clawback provision in the 2020 Stock Incentive Plan that subjects the annual equity grants and LTI awards to Company clawback or recoupment arrangements or policies;

•	our Insider Trading Policy prohibits our directors, officers, and all other co-workers from entering into hedging or monetization transactions with respect to our securities;

•	caps on performance-based awards to limit windfalls;

•	every executive officer must obtain permission from our Legal Department before the sale of any shares of our common stock, even during an open trading window;

•	our prohibition of trading in our securities on a short-term basis, on margin, or in a short sale transaction;

•	our policy against buying or selling puts or calls on our common stock;

•	our Code of Ethical Business Conduct; and

•	the Compensation Committee’s consideration of ethical behavior as integral in assessing the performance of all executive officers.

Ultimately, our incentive compensation is designed to reward executive officers for committing to and delivering goals that are intended to be challenging yet provide them a reasonable opportunity to reach the threshold amount, while requiring meaningful growth to reach the target level and substantial growth to reach the maximum level. The amount of growth required to reach the maximum level of compensation is developed within the context of the normal business planning cycle and, while difficult to achieve, is not viewed to be at such an aggressive level that it would induce our executive officers to take inappropriate risks that could threaten our financial and operating stability.

Tax Deductibility Considerations

Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017, generally disallows a deduction for federal tax purposes to any publicly traded corporation for any remuneration in excess of $1,000,000 paid in any taxable year to its chief executive officer, chief financial officer and other covered employees who are among the most highly compensated executive officers. While we consider the deductibility of awards in determining executive compensation, we also reserve the Compensation Committee’s flexibility to provide one or more covered executive officers with the opportunity to earn compensation that is nondeductible under Section 162(m) when the Compensation Committee believes that such compensation is appropriate to attract and retain executive talent.

Compensation Committee

The Compensation Committee has overall responsibility for our executive compensation policies as provided in a written charter adopted by the Board. The Compensation Committee is empowered to review and approve the annual compensation and compensation procedures for our executive officers. The Compensation Committee does not delegate any of its functions to others in setting compensation.

Compensation Consultant and Peer Group Analysis. To assist in this process, the Compensation Committee retained the services of Compensia, Inc. as its compensation consultant during fiscal year 2021. Compensia reported directly to the Compensation Committee and the Compensation Committee directly approved the Compensia fees. Management had no role in the selection of the compensation consultant. The Compensation Committee retained the services of Compensia to outline executive compensation trends and developments, review and analyze TD SYNNEX’ executive compensation philosophy and programs, and provide summary of findings and considerations for use in fiscal year 2021. Neither TD SYNNEX nor the Compensation Committee engaged any compensation consultants during fiscal year 2021 whose fees exceeded $120,000. The Compensation Committee believes that the Compensia advice was independent of management, and Compensia has certified the same in writing, and benefited our company and stockholders. In reaching this conclusion, the Compensation Committee considered all factors relevant to Compensia’s independence from management, including factors suggested by the New York Stock Exchange in its rules related to compensation advisor independence.

Compensia provided the Compensation Committee with a review of the overall compensation climate in the United States, best practices, and trends specific to our industry. Compensia provided analyses of base salaries, bonuses, long-term incentives and benefit practices of comparable peer companies. Compensia’s work did not raise any conflict of interest.

The following comparable technology distribution, electronic manufacturing services, IT consulting, and other peer companies were used in our competitive benchmarking for fiscal 2021 executive compensation.    In the months leading up to the Mergers, due to the change in size and geographical scope of our Company upon the Mergers, the Compensation Committee used additional peer companies in our competitive benchmarking for fiscal 2021 executive compensation of newly-created roles following the Mergers—these companies are marked by an asterisk.

Arrow Electronics, Inc.

Avnet, Inc.

Cardinal Health, Inc.*

CDW Corporation

DXC Technology Company*

Hewlett Packard Enterprise Company*

Insight Enterprises, Inc.

Jabil Inc.

Western Digital Corporation*

In addition to talking to members of the Compensation Committee, Compensia also contacted certain of our executive officers and other co-workers in our human resources department to obtain historical data and insight into previous compensation practices. The Compensation Committee took information provided by Compensia into consideration when setting executive compensation for fiscal years 2019, 2020 and 2021.

Tally Sheets and the Role of President and Chief Executive Officer. In fiscal year 2021, the Compensation Committee continued the practice of reviewing the total remuneration of the executive officers using summary tables, or tally sheets. These tally sheets allowed the Compensation Committee to undertake a comprehensive review across all forms of compensation, and to understand the effect that changing profit and stock price scenarios could have on such remuneration forms.

Our then President and Chief Executive Officer also made recommendations to the Compensation Committee as to the compensation of the other named executive officers. The Compensation Committee can accept or adjust such recommendations for these officers. However, in general, the Compensation Committee considered the recommendations of our then President and Chief Executive Officer, the named executive officer’s role, responsibilities and performance during the past year, and the amount of compensation paid to named executive officers in similar positions at comparable companies. These recommendations were considered in relation to annual performance reviews and played an important role in the compensation determinations by the Compensation Committee. For our current President and Chief Executive Officer Mr. Hume, the Compensation Committee solely determined the compensation of the President and Chief Executive Officer based on competitive benchmarking provided by Compensia.

In general, we believe that the current executive compensation program meets the objectives of rewarding executive officers for measurable results in meeting and exceeding goals.

Compensation Committee Report

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by TD SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with TD SYNNEX’ management. Based on this review and these discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in TD SYNNEX’ proxy statement on Schedule 14A and incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended November 30, 2021.

Respectfully submitted by the members of the Compensation Committee of the Board:

Mr. Hau Lee, Chair
Mr. Fred Breidenbach
Ms. Nayaki Nayyar

2021 Summary Compensation Table

The table includes our former and current principal executive officer, our principal financial officer, the three highest compensated executive officers other than the principal executive officer and principal financial officer at the end of fiscal 2021 and any individuals who were executive officers at any point during fiscal 2021 and would otherwise qualify as one of the three highest compensated executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards($)(2)	Non-equity Incentive Plan Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total($)

Dennis Polk Executive Chair and Former Chief Executive Officer (6)	2021	735,457	581,000	9,368,964 (8)	3,159,964	2,786,719	71,933(9)	16,704,037
	2020	725,000	—	—	—	2,189,269	9,860	2,924,129
	2019	766,827(7)	—	1,496,740	1,549,983	2,358,112	31,333	6,202,995

Richard Hume Chief Executive Officer (10)	2021	258,462(9)	—	1,539,935	2,099,965	2,496,000	3,135,000(11)	9,529,362

Marshall Witt Chief Financial Officer	2021	502,212	150,000	2,616,361(8)	714,959	960,938	20,802(12)	4,965,272
	2020	500,000	—	—	—	611,247	4,535	1,115,782
	2019	500,000	—	468,992	349,967	603,957	13,258	1,936,174

Michael Urban President, the Americas (13)	2021	557,933	225,000	1,878,160(8)	1,019,960	1,691,250	10,336(14)	5,382,639
	2020	550,000	—	—	—	1,376,272	6,422	1,932,694
	2019	446,346	—	1,563,319	999,965	1,008,000	10,744	4,028,374

Patrick Zammit President, Europe and APJ (15)	2021	145,021	—	—	—	1,108,235	1,099,129(16)	2,352,385

Peter Larocque President, North American Technology Solutions	2021	547,789	200,000	3,714,675(8)	949,976	1,660,500	27,941(17)	7,100,881
	2020	540,000	—	—	—	1,351,249	5,912	1,897,161
	2019	568,932	—	820,046	464,982	1,568,963	18,435	3,441,358

Simon Leung Chief Business Officer	2021	314,471	125,000	2,418,080(8)	269,953	595,783	20,566(18)	3,743,853
	2020	310,000	—	—	—	409,972	4,482	724,454
	2019	324,308(7)	—	383,413	129,986	411,954	13,543	1,263,204

(1)	Amounts in this column represent the special cash bonus paid in special recognition of the effort and work related to the Mergers.

(2)

Amounts listed in these columns represent the grant date fair value of stock awards and option awards recognized by us under FASB ASC Topic 718, disregarding estimated forfeitures, rather than amounts realized by the named individuals. For valuation assumptions used to calculate the fair value of our stock and option awards, see Note 6 “Share-Based Compensation” included in our Annual Report on Form 10-K for fiscal year ended November 30, 2021.

(3)

Performance-based RSUs granted under our LTI program provide an opportunity for co-workers to receive common stock if a performance measure is met for the three-year or two-year performance period. If the minimum performance measure is not met, no award is earned. If at least the minimum performance measure is attained, awards can range from 50% of the target number of shares to 200% of the target number of shares underlying the performance-based RSUs. The amounts in the table above reflect the aggregate grant date fair values at the target number of the performance-based RSUs granted under our LTI program described in the 2021 Summary Compensation Table Narrative on page 49, calculated in accordance with accounting guidance. Messrs. Hume and Zammit did not participate in our LTI program for fiscal year 2021 due to their joining our company in September 2021 and their continued participation in legacy Tech Data compensation programs.

If our performance results in a future payout of the performance-based RSUs at the maximum level, the grant date fair value of the performance-based RSUs would have been as follows:

NEO	Fiscal Year 2021 (2-Year LTI)	Fiscal Year 2021 (3-Year LTI)	Fiscal Year 2019

Mr. Polk	$1,208,262	$1,208,262	$1,443,567

Mr. Witt	$416,590	$416,590	$398,155

Mr. Urban	$733,289	$733,289	$877,055

Mr. Larocque	$719,909	$719,909	$860,163

Mr. Leung	$258,316	$258,316	$246,875

The aggregate grant date fair value of the stock awards granted (including performance-based RSUs and restricted stock) would have been as follows:

NEO	Fiscal Year 2021	Fiscal Year 2019

Mr. Polk	$10,577,226	$2,218,524

Mr. Witt	$3,032,951	$668,070

Mr. Urban	$2,611,449	$2,001,847

Mr. Larocque	$4,434,584	$1,250,127

Mr. Leung	$2,676,396	$506,851

Due to the impending spin-off of the Concentrix business, no LTI awards were granted in 2020. For additional information on grant date fair value and estimated future payouts of stock awards, see the 2021 Grants of Plan-Based Awards table on page 51, and to see the value of stock awards actually realized by the named executive officers in fiscal 2021, see the 2021 Option Exercises and Stock Vested table on page 57.

(4)

For each fiscal year, amounts in this column represent performance-based bonus awards under the Management Incentive Plan earned in that fiscal year, but paid in the subsequent fiscal year, as described in the Compensation Discussion and Analysis beginning on page 35.

(5)

The following outlines all other additional compensation for fiscal year 2021 required by SEC rules to be separately quantified. The dividend amounts in this column represent the dollar value of dividends paid during the fiscal year ended November 30, 2021 (as part of a dividend paid to all of our stockholders) on unvested restricted stock awards; such dividends were not factored into the grant date fair value of stock awards required to be reported in the stock awards column of the table.

(6)	Mr. Polk was our President and Chief Executive Officer from March 1, 2018 until September 1, 2021 and has been Executive Chair since September 1, 2021.

(7)	For fiscal year 2019, in the cases of Messrs. Polk and Leung, the amounts in this column include unused vacation payout.

(8)

Due to the Company’s pending spin-off of the Concentrix business in December 2020, for our fiscal year ended November 30, 2020, annual equity grants to co-workers, including executive officers, were structured so that the co-workers had no vested right to underlying equity before January 2021, although they received service credit from October 2020. Therefore, these annual equity grants were not included in the Summary Compensation Table for fiscal 2020, but they are included in the Summary Compensation Table for fiscal 2021.

(9)	For Mr. Polk, Company contributions to 401(k) retirement savings plan of $1,400 and dividend payments on unvested RSAs of $70,533.

(10)

Mr. Hume became our President and Chief Executive Officer on September 1, 2021 and had served as President and Chief Executive Officer of Tech Data prior to that during the periods set forth in this table.

(11)

For Mr. Hume, Company contributions of $20,000 to the legacy Tech Data Executive Choice Plan and long-term incentive cash award of $3,115,000 paid by the Company, granted pre-merger by legacy Tech Data, triggered by the change of control of legacy Tech Data on September 1, 2021 due to the Mergers.

(12)	For Mr. Witt, Company contributions to 401(k) retirement savings plan of $1,400 and dividend payments on unvested RSAs of $19,402.

(13)	Mr. Urban became our President, Worldwide Technology Solutions Distribution, on February 1, 2019.

(14)	For Mr. Urban, Company contributions to 401(k) retirement savings plan of $1,400 and dividend payments on unvested RSAs of $8,936.

(15)

Mr. Zammit became President, Europe and APJ on September 1, 2021 and had served as President, Europe of Tech Data prior to that during the periods set forth in this table. The dollar value of Mr. Zammit’s compensation has been calculated using a weighted average Euro-to-Dollar exchange rate for the three months ended November 30, 2021.

(16)

For Mr. Zammit, this amount is comprised of the Company’s contribution to a French retirement insurance program on behalf of Mr. Zammit in the amount of $12,638; premium payments by the Company to a third-party administrator for a retirement arrangement in Belgium in the amount of $31,128; $6,265 for use of a Company-provided vehicle; $540 of medical/hospitalization insurance, and long-term incentive cash award of $1,048,558 paid by the Company, granted pre-merger by legacy Tech Data triggered by the change of control; of legacy Tech Data on September 1, 2021 due to the Mergers.

(17)	For Mr. Larocque, Company contributions to 401(k) retirement savings plan of $1,400 and dividend payments on unvested RSAs of $26,541.

(18)	For Mr. Leung, Company contributions to 401(k) retirement savings plan of $1,400 and dividend payments on unvested RSAs of $19,166.

2021 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Dennis Polk	1/20/21							8,561(5)	50,570(6)	90.52	1,549,971
	1/20/21							27,618(7)
	1/20/21							38,665(8)
	1/21/21	928,906	1,857,812	2,786,719	3,973	7,947	15,894
	1/21/21				3,973	7,947	15,894
	10/5/21							7,500	43,584	107.32	1,609,993
	10/5/21							5,413(9)
Richard Hume	10/5/21							14,349(10)	56,848(11)	107.32	2,099,965
	4/5/21	374,400	1,248,000	2,496,000
Marshall Witt	1/20/21							2,982(5)	11,419(6)	90.52	349,992
	1/20/21							5,523(13)
	1/20/21							11,047(14)
	1/21/21	320,313	640,625	960,938	1,370	2,740	5,480
	1/21/21				1,370	2,740	5,480
	10/5/21							2,609	9,880	107.32	364,967
	10/5/21							1,397(9)
Michael Urban	1/20/21							4,971(5)	16,313(6)	90.52	499,993
	1/21/21	563,750	1,127,500	1,691,250	2,411	4,823	9,646
	1/21/21				2,411	4,823	9,646
	10/5/21							4,379	14,076	107.32	519,967
	10/5/21							2,096(9)
Patrick Zammit	4/5/21	171,377	571,255	1,142,510
Peter Larocque	1/20/21							4,308(5)	15,171(6)	90.52	464,991
	1/20/21							22,094(12)
	1/21/21	553,500	1,107,000	1,660,500	2,367	4,735	9,470
	1/21/21				2,367	4,735	9,470
	10/5/21							3,773	13,129	107.32	484,985
	10/5/21							1,863(9)
Simon Leung	1/20/21							2,872(5)	4,241(6)	90.52	129,987
	1/20/21							5,523(13)
	1/20/21							11,047(14)
	1/21/21	198,594	397,188	595,783	849	1,699	3,398
	1/21/21				849	1,699	3,398
	10/5/21							2,562	3,789	107.32	139,966
	10/5/21							1,164(9)

(1)

The target incentive amounts shown in this column reflect our annual bonus awards originally provided under our Management Incentive Plan and represents pre-established target awards as a percentage of base salary for fiscal year ended November 30, 2021, with the potential for actual awards under the plan to either exceed or be less than such funding target depending upon corporate performance. Actual award amounts are not guaranteed and are determined at the discretion of the Compensation Committee, which may consider an individual’s performance during the period. For additional information, please refer to the Compensation Discussion and Analysis section. Actual Management Incentive Plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the 2021 Summary Compensation Table.

(2)

The Compensation Committee generally considers LTI RSU program awards during the first quarter of a fiscal year; however, due to the then impending Spin-off during fiscal year 2020, the Compensation Committee determined to consider any LTI RSU program awards only after the Spin-off and did not approve a 2020-2022 LTI program during fiscal year 2020. The Compensation Committee approved a 2021-2022 LTI RSU along with the 2021-2023 LTI program.

(3)

For the fiscal year ended November 30, 2020, annual equity grants to co-workers, including executive officers, were structured so that the co-workers had no vested right to underlying equity before January 2021, although they received service credit from October 2020. Therefore, they are included in the Grants of Plan-Based Awards Table for fiscal 2021.

(4)

Fair value of performance-based RSU grants are calculated using the closing stock price on the date of the grant, based on the probable outcome of the performance conditions, adjusted for the exclusion of dividend equivalents. We pay dividends on restricted stock awards, and, accordingly, no adjustment is required to the stock price of the restricted stock awards.

(5)	Represents shares of restricted stock that vest as to 20% of the shares on each of the first five anniversaries of October 7, 2020.
(6)	This stock option vests as to 20% of the shares on the first anniversary of October 7, 2020 and vests as to 1/60th of the shares monthly thereafter.
(7)	Represents shares of restricted stock that vest as to one-third of the shares on the first anniversary of the date of grant and two-thirds of the shares on the second anniversary of the date of grant.
(8)	Represents shares of restricted stock that vest on the second anniversary of the date of grant.
(9)	Represents shares of restricted stock that vest as to one-third of the shares on each of December 1, 2021, December 1, 2022 and December 1, 2023.
(10)

Represents shares of common stock issuable upon settlement of restricted stock units. The restricted stock units vest as to 25% of the shares on each of the first four anniversaries of September 1, 2021.

(11)	This stock option vests as to 25% of the shares on the first anniversary of September 1, 2021 and vests as to 1/48th of the shares monthly thereafter.
(12)	Represents shares of restricted stock that vest on the third anniversary of November 30, 2020.
(13)	Represents shares of restricted stock that vest on the first anniversary of the date of grant.
(14)	Represents shares of restricted stock that vest on the third anniversary of the date of grant.

Narrative to 2021 Summary Compensation Table and 2021 Grants Plan-Based Awards Table

See Compensation Discussion and Analysis above for a complete description of compensation plans pursuant to which the amounts listed under the 2021 Summary Compensation Table and 2021 Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the options, restricted stock awards and RSU grants.

Except as otherwise noted, all stock awards vest as to 20% of the shares on each of the first five anniversaries of the grant date and stock options vest as to 20% of the shares on the first anniversary of the date of grant and vests as to 1/60th of the shares monthly thereafter. Beginning with the grants in October 2021, all stock awards vest as to 25% of the shares on each of the first four anniversaries of the grant date, except as otherwise noted.

2021 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity-based awards, including the potential dollar amounts realizable with respect to each award.

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Richard Hume	—	56,848(3)	107.32	10/5/2031	—	—	—	—
	—	—	—	—	—	—	14,349(4)	1,484,548
	—	—	—	—	162,389(5)	16,800,766	—	—
Total	—	56,848	—	—	162,389	16,800,766	14,349	1,484,548
Dennis Polk	10,098	—	32.18	10/7/2024	—	—	—	—
	11,235	—	45.64	10/6/2025	—	—	—	—
	13,778	—	57.34	10/4/2026	—	—	—	—
	9,954	2,234	65.83	10/3/2027	—	—	—	—
	30,912	6,939	49.35	4/9/2028	—	—	—	—
	43,786	27,217	38.89	10/11/2028	—	—	—	—
	19,413	27,175	56.50	10/2/2029	—	—	—	—
	10,957	39,613(6)	90.52	1/20/2031	—	—	—	—
	—	43,584	107.32	10/5/2031	—	—	—	—
	—	—	—	—	582	60,214	—	—
	—	—	—	—	777	80,388	—	—
	—	—	—	—	4,078	421,910	—	—
	—	—	—	—	4,209	435,463	—	—
	—	—	—	—	6,848(7)	708,494	—	—
	—	—	—	—	27,618(8)	2,857,358	—
	—	—	—	—	38,665(9)	4,000,281	—
	—	—	—	—	5,413(10)	560,029	—
	—	—	—	—	7,500	775,950	—
	—	—	—	—	—		30,404(11)	3,145,598
	—	—	—	—	—	—	15,894(12)	1,644,393
	—	—	—	—	—	—	15,894(12)	1,644,393
Total	150,133	146,762	—	—	95,690	9,900,087	62,192	6,434,384
Marshall Witt	11,635	—	32.18	10/7/2024	—	—	—	—
	8,426	—	45.64	10/6/2025	—	—	—	—
	10,333	—	57.34	10/4/2026	—	—	—	—
	7,465	1,676	65.83	10/3/2027	—	—	—	—
	9,887	6,145	38.89	10/11/2028	—	—	—	—
	4,383	6,136	56.50	10/02/2029	—	—	—	—
	2,474	8,945(5)	90.52	1/20/2031	—	—	—	—
	—	9,880	107.32	10/5/2031	—	—	—	—
	—	—	—	—	408	42,212	—	—
	—	—	—	—	1,420	146,913	—	—
	—	—	—	—	1,466	151,672	—	—
	—	—	—	—	2,385(7)	246,752	—	—

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
	—	—	—	—	5,523(13)	571,410	—	—
	—	—	—	—	11,047(14)	1,142,923	—	—
	—	—	—	—	1,397(10)	144,534	—	—
	—	—	—	—	2,609	269,927	—	—
	—	—	—	—	—	—	8,386(11)	867,616
	—	—	—	—	—	—	5,480(12)	566,961
	—	—	—	—	—	—	5,480(12)	566,961
Total	54,603	32,782	—	—	26,255	2,716,343	19,346	2,001,538
Michael Urban	9,412	7,699	49.69	2/1/2029	—	—	—	—
	6,263	8,765	56.5	10/2/2029	—	—	—	—
	3,535	12,778(5)	90.52	1/20/2031	—	—	—	—
	—	14,076	107.32	10/5/2031	—	—	—	—
	—	—	—	—	2,778	287,412	—	—
	—	—	—	—	2,444	252,856	—	—
	—	—	—	—	3,976(7)	411,357		—
	—	—	—	—	2,096(10)	216,852	—	—
	—	—	—	—	4,379	453,051	—	—
	—	—	—	—	—	—	18,472 (11)	1,911,113
	—	—	—	—	—	—	9,646 (12)	997,975
	—	—	—	—	—	—	9,646 (12)	997,975

Total	19,210	43,318	—	—	15,673	1,621,528	37,764	3,907,063
Patrick Zammit	—	—	—	—	70,400(5)	7,283,584	—	—
Total	—	—	—	—	70,400	7,283,584	—	—
Peter Larocque	203	2,234	65.83	10/3/2027	—	—	—	—
	710	8,165	38.89	10/11/2028	—	—	—	—
	233	8,152	56.50	10/2/2029	—	—	—	—
	253	11,883(5)	90.52	1/20/2031	—	—	—	—
	—	13,129	107.32	10/5/2031	—		—	—
	—	—	—	—	582	60,214	—	—
	—	—	—	—	2,052	212,300	—	—
	—	—	—	—	2,118	219,128	—	—
	—	—	—	—	3,446(7)	356,523	—	—
	—	—	—	—	22,094(15)	2,285,845	—	—
	—	—	—	—	1,863(10)	192,746	—	—
	—	—	—	—	3,773	390,355	—	—
	—	—	—	—	—	—	18,117 (11)	1,874,385
	—	—	—	—	—	—	9,470 (12)	979,766
	—	—	—	—	—	—	9,470 (12)	979,766
Total	1,399	43,563	—	—	35,928	3,717,111	37,057	3,833,917
Simon Leung	3,827	—	57.34	10/4/2026	—	—	—	—
	2,764	621	65.83	10/3/2027	—	—	—	—
	3,672	2,283	38.89	10/11/2028	—	—	—	—

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
	1,629	2,278	56.50	10/2/2029	—	—	—	—
	920	3,321(5)	90.52	1/20/2031	—	—	—	—
	—	3,789	107.32	10/5/2031	—	—	—	—
	—	—	—	—	388	40,142	—	—
	—	—	—	—	1,368	141,533	—	—
	—	—	—	—	1,412	146,086	—	—
	—	—	—	—	2,297(7)	237,648	—	—
	—	—	—	—	5,523(13)	571,410	—	—
	—	—	—	—	11,047(14)	1,142,923	—	—
	—	—	—	—	1,164(10)	120,427	—	—
	—	—	—	—	2,562	265,065
	—	—	—	—	—	—	5,199(11)	537,889
	—	—	—	—	—	—	3,398(12)	351,557
							3,398(12)	351,557
Total	12,812	12,292	—	—	25,761	2,665,234	11,995	1,241,003

(1)

Unless otherwise noted, all option awards listed in these columns vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and the remaining vest 1/60th of the shares monthly thereafter over the remaining four-year period. The exercise prices of the awards stated in the table are as of 2021 fiscal year end. Option awards were bifurcated as of the Spin-off at the beginning of the 2021 fiscal year to become options for common stock of both TD SYNNEX and Concentrix Corporation, in each case subject to the same terms as applied prior to the Spin-off. As a result, the exercise prices of stock options in the table were adjusted in fiscal year 2021 in accordance with the terms of the Employee Matters Agreement related to the Spin-off and the 2020 Stock Incentive Plan and are lower, reflecting the bifurcation of TD SYNNEX options.

(2)

Unless otherwise noted, all stock awards listed in this table vest as to 20% of the shares on each of the first five anniversaries of the grant date. Market value was determined by multiplying the number of shares of stock or units, as applicable, by $103.46, the closing price of our Common Stock on November 30, 2021, the last trading day of our last completed fiscal year. Except as otherwise noted, stock awards were bifurcated as of the Spin-off to become stock awards for common stock of both TD SYNNEX and Concentrix Corporation, in each case subject to the same terms as applied prior to the Spin-off.

(3)	This stock option vests as to 25% of the shares on the first anniversary of September 1, 2021 and vests as to 1/48th of the shares monthly thereafter.

(4)

Represents shares of common stock issuable upon settlement of restricted stock units awarded under the 2020 Stock Incentive Plan. The restricted stock units vest as to 25% of the shares on each of the first four anniversaries of September 1, 2021.

(5)

Represents the legacy Tech Data management member’s portion of shares of common stock that Tiger Holdings placed in an escrow account administered by Tiger GP of 751,342 shares, which would be distributed to certain legacy Tech Data management members pending satisfaction of certain time-based vesting requirements. Fifty percent of the escrowed shares vest one year following the closing date of the Mergers and fifty percent vest on the second anniversary of the closing date so long as the management member remains employed by TD SYNNEX for the period. If the management member’s employment terminates as a result of a not-for- cause termination by TD SYNNEX or as a result of a good reason departure by the management member, then the escrowed shares vest pro rata based upon the number of days since the closing date or the last anniversary over 365 days.

(6)	This stock option vests as to 20% of the shares on the first anniversary of October 7, 2020 and vests as to 1/60th of the shares monthly thereafter.

(7)	Represents shares of restricted stock awarded under the 2020 Stock Incentive Plan. The restricted stock vests as to 20% of the shares on each of the first five anniversaries of October 7, 2020.

(8)

Represents shares of restricted stock awarded under the 2020 Stock Incentive Plan. The restricted stock vests as to one-third (1/3) of the shares on the first anniversary of the date of grant and two-thirds (2/3) of the shares on the second anniversary of the date of grant.

(9)	Represents shares of restricted stock awarded under the 2020 Stock Incentive Plan. The restricted stock vests on the second anniversary of the date of grant.

(10)	Represents shares of restricted stock awarded under the 2020 Stock Incentive Plan. The restricted stock vests as to 1/3 of the shares on December 1, 2021, December 1, 2022 and December 1, 2023.

(11)

These RSUs granted on February 1, 2019 cliff vest on November 30, 2021. The actual number of RSUs that will vest is based upon (1) the achievement of certain threshold EPS target performance percentages and (2) the achievement of certain ROIC performance percentages with both performance metrics measured over a 3-year period. The vesting is contingent upon the officer remaining in continuous employment by TD SYNNEX through the vesting date provided, however, that in the event of an officer’s death prior to November 30, 2021, TD SYNNEX will transfer to such officer’s estate the number of shares that would have vested on an annual basis on or prior to such officer’s death.

(12)

These RSUs under either program will vest based upon (1) the achievement, on a cumulative basis, of the applicable minimum threshold financial performance measure based on a formula derived from earnings per share (“EPS Formula”) target performance and (2) the achievement of an average return on invested capital (“ROIC”) target performance, with both performance metrics measured over a two-year period ending November 30, 2022 or a three-year period ending November 30, 2023, as applicable. The minimum threshold EPS Formula target performance percentage is 75% and the maximum target performance percentage is 166.7% for each Officer under each program. The actual number of RSUs, if the applicable minimum threshold EPS Formula percentage is met, will vest on a sliding scale of the EPS Formula target performance percentage actually achieved. The resulting number of shares that will vest under either program based on the EPS Formula metric will then be adjusted by a percentage increase or decrease corresponding with TD SYNNEX’ performance as measured by the ROIC performance percentages, but in no event will an Officer be entitled to receive more than the number of shares set forth in the table above (the “Maximum Amount”). If the minimum threshold EPS Formula target performance is not achieved, no RSUs will vest, regardless of the achievement of the ROIC performance.

At 100% target EPS Formula and ROIC performance, the Officers’ RSUs will vest as to 50% of the Maximum Amount. Any unvested shares underlying the RSUs will not vest and will be canceled. In addition, the vesting of the RSUs is contingent upon the Officer still being employed by TD SYNNEX on the date of vesting. In the event of an Officer’s death prior to the vesting date, TD SYNNEX will transfer to such Officer’s estate the number of shares that would have vested on or prior to such Officer’s death.

(13)	Represents shares of restricted stock awarded under the 2020 Stock Incentive Plan. The restricted stock vests on the first anniversary of the date of grant.

(14)	Represents shares of restricted stock awarded under the 2020 Stock Incentive Plan. The restricted stock vests on the third anniversary of the date of grant.

(15)	Represents shares of restricted stock awarded under the 2020 Stock Incentive Plan. The restricted stock vests on the third anniversary of November 30, 2020.

2021 Option Exercises and Stock Vested Table

The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during the latest fiscal year.

	Option Awards		Stock Awards
Name	Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Dennis Polk	16,000	1,333,781	31,248	3,086,613
Richard Hume	—	—	97,671	12,462,820
Marshall Witt	—	—	14,874	1,509,404
Michael Urban	—	—	4,269	402,418
Patrick Zammit	—	—	42,342	5,402,839
Peter Larocque	15,282	703,064	19,049	1,887,189
Simon Leung	—	—	11,280	1,154,347

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amounts reflect the aggregate market value of shares on the vesting date.

Pension Benefits

None of our named executive officers participate in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interests. For Mr. Zammit during the period from September 1, 2021 to November 30, 2021, the Company contributed to a French retirement insurance program on behalf of Mr. Zammit in the amount of $12,638 and made premium payments by the Company to a third-party administrator for a retirement arrangement in Belgium in the amount of $31,128.

Nonqualified Deferred Compensation Plans

As discussed above, we maintain a deferred compensation plan, which became effective on January 1, 1994. The deferred compensation plan is designed to permit designated officers and directors to accumulate additional income for retirement and other personal financial goals through a nonqualified deferred compensation plan that enables the officer or director to make elective deferrals of a specified amount of salary or bonus to which he or she will become entitled in the future. The balance in a participant’s account will be distributed in full after the earlier of their termination of employment with us or upon attaining the age of 65. The distribution may be paid in one lump sum or in equal monthly or annual installments over a period not to exceed 15 years. Under certain circumstances, a participant may receive an early distribution in the form of a lump sum payment, subject to certain penalties. As noted above, this plan was amended effective January 1, 2005 to conform with changes required under Section 409A of the Code. As a result, for account balances earned after 2004, distributions to officers upon termination of employment are generally subject to a six-month delay, and accelerated distributions are generally prohibited. None of our named executive officers participate in or have account balances under the nonqualified deferred compensation plan.

Employment Contracts, Termination of Employment and Change-of-Control Arrangements

The following summarizes our employment arrangements with our executive officers, including potential payments payable to our executive officers upon termination of employment or a change of control of us under their current employment agreements and our other compensation programs. The Compensation Committee may in its discretion revise, amend or add to these benefits if it deems advisable. Although much of the compensation for our executive officers is performance-based and largely contingent upon achievement of aggressive financial goals, we believe our change of control arrangements provide important protection to our executive officers, are consistent with practice of our peer companies, and are appropriate for the attraction and retention of executive talent.

Dennis Polk. In connection with Mr. Polk’s employment with TD SYNNEX, on January 4, 2018, Mr. Polk and our company executed an employment offer letter which provided for certain severance benefits. If Mr. Polk’s employment with us is terminated without cause within two months before or 12 months after a change of control of us (including a voluntary termination because of a reduction in salary or position or a relocation) and signs a standard release of claims, Mr. Polk will receive salary continuation at a rate equal to the average of total salary and bonus over the prior three years for up to 24 months, and will be paid COBRA for up two years. On January 25, 2021, Mr. Polk’s offer letter was amended, outlining the terms of the vesting of his unvested equity awards in the event that he terminates his employment with us for a reason other than for cause (as such term is defined in the amendment), disability (as such term is defined in the amendment) or death. The amendment provides for acceleration of the vesting of eighty percent (80%) of his unvested equity awards as of the date of his termination, except any unvested long-term performance-based RSU awards and any unvested equity awards that were granted less than three (3) months prior to termination, subject to conditions outlined in the amendment.

On September 28, 2021, we entered into a second amendment to Mr. Polk’s January 4, 2018 offer letter. The amendment provides that, for the period of September 1, 2021 through November 30, 2022 (the “Initial Transition Period”), we would continue to pay Mr. Polk the same base salary then in effect, and he would be eligible to be considered for an incentive bonus for the Initial Transition Period, as determined by the Compensation Committee, in its sole discretion. We agreed not to change Mr. Polk’s target bonus already set for the fiscal year ending November 30, 2021, and his target bonus for the fiscal year ending November 30, 2022 will be $1,812,500 with the same performance metrics as the Chief Executive Officer of TD SYNNEX, provided Mr. Polk remain employed through November 30, 2022. The amendment further provides that, effective December 1, 2022 through November 30, 2023 (the “Final Transition Period”), TD SYNNEX will pay Mr. Polk an annual base salary of $800,000. After expiration of the Final Transition Period, his cash compensation will be the same as other non-employee directors of the Board or as otherwise determined by the Board, but commensurate with his expected role as non-executive Chair of the Board. In addition, the amendment provides that, for the Initial Transition Period, Mr. Polk will be granted (i) two options to purchase shares of TD SYNNEX common stock with grant dates on or around October 5, 2021 and January 4, 2022, respectively, and grant date fair values of approximately $1,610,000 and $333,333, respectively and (ii) two restricted stock awards for shares of TD SYNNEX common stock with grant dates on or around September 21, 2021 and January 4, 2022, respectively, and fair market values of approximately $805,000 and $333,333, respectively. The options will each vest over five years with 20% of the underlying shares vesting on the one-year anniversary of the grant date, and the remainder vesting monthly thereafter. The restricted stock awards will vest over five years with 20% vesting on each one-year anniversary of the grant date. For the Final Transition Period, Mr. Polk will be granted TD SYNNEX restricted stock as part of our annual equity grant cycle, which is estimated to be in September or October of 2022, with a fair market value of approximately $700,000, which shall vest over four years with 25% vesting on each one-year anniversary of the grant date.

Richard Hume. In connection with Mr. Hume’s appointment as President and Chief Executive Officer, we entered into an offer letter with him dated August 31, 2021 which provided for certain severance benefits. If Mr. Hume’s employment with us is terminated without “cause,” “disability,” or death, or by Mr. Hume for “good reason” (as such terms are defined in the offer letter) or within two months before or 12 months after a change of control of us and signs a standard release of claims, Mr. Hume (A) will receive salary continuation for up to 24 months at a rate equal to the greater of (i) the average of total salary and bonus over the prior three years or, if employed less than three years, the average of total salary and bonus over the lesser number of years or (ii) the total amount of the annual base salary and target bonus in effect, and (B) will be paid COBRA for up one year. Pursuant to the terms of the offer letter, Mr. Hume will receive a starting annualized base salary of $960,000 and will be eligible to receive an annual cash bonus targeted at 2.5 times his base salary beginning in the fiscal year ending November 30, 2022 (but which shall be pro-rated for the fiscal year ending November 30, 2022) with the actual amount of the bonus based on the achievement of performance metrics established by the Compensation Committee of the Board. Mr. Hume will be eligible to receive his existing Tech Data bonus with respect to the 12-month period ending January 31, 2022, which shall be determined by the Compensation Committee of the Board based on the Tech Data annual bonus plan for its fiscal year ending January 31, 2022 calculated based upon achievement as the Company’s fiscal year end. In addition, the offer letter provides that Mr. Hume will be granted (i) an option to purchase shares of our common stock with a grant date fair value of approximately $2,100,000 and (ii) restricted stock or restricted stock unit awards for shares of our common stock with a fair market value of approximately $1,540,000. The offer letter contains certain restrictive covenants, including a non-competition and non-solicitation provision, for the benefit of TD SYNNEX.

Patrick Zammit. Mr. Zammit is based in Europe and the terms of his potential separation from the Company are subject to his Manager’s Agreement and local law in Europe. In the event of his termination, Mr. Zammit’s Manager’s Agreement provides for payment to him of a six-month notice period, a severance payment equal to his total annual compensation inclusive of base salary and performance bonus at target, ongoing insurance benefits and car allowance for 18.5 months plus one additional month for every fully completed year measured from October 2016. In addition, if the Company does not elect to waive its rights under the Manager’s Agreement to have Mr. Zammit’s agreement not to compete with the Company apply, Mr. Zammit will receive a lump-sum payment of one year of Mr. Zammit’s then base salary or a lesser prorated amount if the Company elects to reduce the number of months of Mr. Zammit’s agreement not to compete.

Peter Larocque. On January 25, 2021, Mr. Larocque and our company, entered into an offer letter, which outlines the terms of the vesting of his unvested equity awards in the event that he terminates his employment with us on or after December 1, 2023 for a reason other than cause (as such term is defined in the letter), disability (as such term is defined in the letter) or death. The letter provides for the acceleration to the termination date of the vesting of all of his then unvested equity grant awards, except any unvested long-term performance-based RSU awards and any unvested equity grant awards with an effective date less than three (3) months prior to termination, subject to conditions outlined in the letter. The letter also contains certain restrictive covenants, including a non-competition and confidentiality provision, for the benefit of the Company.

Other Named Executive Officers. If any of Peter Larocque, Michael Urban, Marshall Witt, or Simon Leung is terminated without cause within two months before or 12 months after a change of control of us (including a voluntary termination because of a reduction in salary or position or a relocation) and signs a standard release of claims, the officer is entitled to salary continuation at a rate equal to the average of total salary and bonus over the prior three years for a minimum of 18 months plus one month per year of employment after the eighteenth year of employment, up to a maximum of 24 months, and paid COBRA for two years. Severance payments will be delayed for six months following termination of employment to the extent required by Section 409A. For these officers, we believe that structuring their severance benefits in the above described fashion in connection with a change of control and tying each individual’s severance payment with his length of service with us, encourages their retention, rewards them for their individual contributions, loyalty, teamwork and integrity, and motivates them to achieve returns for our stockholders. For each of these officers, if their employment with us terminates other than as a result of termination without cause within two months before or 12 months after a change of control of us, then they will not be entitled to receive the above severance benefits. They are entitled to receive compensation and benefits through the date of termination in accordance with our established plans.

Potential Payments upon Termination or Change of Control

The following table sets forth potential payments payable to our current executive officers upon termination of employment or a change in control if the triggering event were to have occurred on November 30, 2021. For accelerated stock options, the amounts reflect the difference between the per share exercise price as of fiscal year end and the closing market price per share as of fiscal year end, $103.46. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable. The severance payment to Mr. Zammit assumes that the Company opted for the full 12 months of Mr. Zammit’s agreement not to compete as governed by his Manager’s Agreement which calls for a lump sum payment of $563,400. The dollar value has been calculated using the spot exchange rate for Euros to U.S. dollars as of November 30, 2021.

Name	Benefit	Termination for Good Reason/Without Cause; No Change of Control ($)	Termination for Good Reason Without Cause with Change of Control ($)
Dennis Polk	Salary	—	6,761,589
	Bonus	—	—
	Option acceleration	10,055,820	10,055,820
	Benefits continuation	—	65,400
	Total value	10,055,820	16,882,809
Richard Hume	Salary	2,754,462	4,131,693
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	12,745	25,489
	Total value	2,767,207	4,157,182
Marshall Witt	Salary	—	1,914,177
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	—	37,920
	Total value	—	1,952,097
Michael Urban	Salary	—	2,927,401
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	—	22,008
	Total value	—	2,949,409
Patrick Zammit	Salary	3,333,450	3,333,450
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	469,756	469,756
	Total value	3,803,206	3,803,206
Peter Larocque	Salary	—	4,291,622
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	—	65,400
	Total value	—	4,357,022
Simon Leung	Salary	—	1,241,244
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	—	65,400
	Total value	—	1,306,644

Chief Executive Officer Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our co-workers (other than our Chief Executive Officer) and the annual total compensation of our Chief Executive Officer, Richard Hume. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K. In our calculation, we did not include any independent contractors and we did not include the approximately 15,000 employees of Tech Data, which business we acquired on September 1, 2021.

To determine the median employee, we considered the base salary paid to each of the employees, not including our Chief Executive Officer, for the 12-month period ending September 1, 2021. We used exchange rates in effect as of September 1, 2021 to convert the base salaries of our non-U.S. employees to U.S. dollars, and we did not make any cost-of-living adjustments. Using this approach, we selected the individual at the median of the employee population. We then calculated total compensation for this individual using the same methodology we use for our named executive officers as set forth in our Summary Compensation Table. Of the more than 7,000 co-workers included in our analysis, approximately 53% were located outside the United States. The compensation elements and pay levels of our co-workers differ from country to country based on market trends as well as fluctuations in currency exchange rates. For the fiscal year ended November 30, 2021, the annual total compensation of our median employee was approximately $56,410, calculated using the same methodology we use for our named executive officers set forth in our Summary Compensation Table.

For the year ended November 30, 2021, the total compensation for our CEO, Mr. Hume, was $9,529,362 as reported in the “SEC Total” column of the Summary Compensation Table. Since Mr. Hume was appointed CEO effective September 1, 2021, we annualized his Salary, as disclosed in the Summary Compensation Table, to $960,000, and added the disclosed values of his Stock Awards, Option Awards, and other components of All Other Compensation to arrive at a value of $10,230,900, used for the ratio of annual total compensation for our CEO to the annual total compensation for our median employee. All Other Compensation includes a non-recurring, pre-merger long-term incentive cash award of $3,115,000 paid by the Company, granted pre-merger by legacy Tech Data, triggered by the change of control of legacy Tech Data on September 1, 2021 due to the Mergers. The annual compensation of our Chief Executive Officer, Mr. Hume, was approximately 181 times that of the median of the annual total compensation of all co-workers, as discussed above. The form and amount of our Chief Executive Officer’s annual total compensation is largely influenced by prevailing compensation practices in the United States and the competitive market for senior executive talent, as well as by the value of certain one-time equity grants made when he accepted our offer to become CEO.

Because SEC rules for identifying the median of our annual total compensation of all co-workers of our company and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures.

PROPOSAL 2

ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to obtain an advisory vote (non-binding) from our stockholders on our executive compensation as disclosed in this Proxy Statement, which is often referred to as a “say on pay” proposal. Consistent with the stockholders’ 2021 advisory vote on the frequency of holding an advisory vote on TD SYNNEX’ executive compensation, we are seeking an advisory vote on executive compensation every year until the next required stockholder vote on the frequency of stockholder votes on executive compensation.

As described in the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation programs and policies play an important role in achieving our objective of sustainable long-term growth in stockholder value. As a guiding principle, our executive compensation programs and policies are designed to motivate, retain and reward our executives for superior short- and long-term performance for our company and our stockholders.

We are asking that our stockholders indicate their support of our executive compensation as described in this Proxy Statement. While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee will review the outcome of this vote and take the vote into consideration when reviewing our compensation policies and procedures. This is not intended to address specific items of compensation, but rather the overall compensation of our named executive officers and our executive compensation policies and procedures as described in this proxy statement. Stockholders who want to communicate with the Board should refer to “Communications with the Board of Directors” in this Proxy Statement for additional information.

At the Annual Meeting we will ask our stockholders to approve the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Company’s proxy statement for the 2022 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K and other compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and the other compensation related tables and disclosure.”

Required Vote

Approval of our executive compensation, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and the other compensation related tables and disclosure as described in the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval.

The Board recommends a vote “FOR” the approval of our executive compensation as described in this Proxy Statement.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee, which is composed entirely of non-employee independent directors, has selected KPMG LLP as independent registered public accountants to audit our books, records and accounts and our subsidiaries for the fiscal year ending November 30, 2022. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

The Board has endorsed the appointment of KPMG LLP. Ratification of the selection of KPMG LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain KPMG LLP, but may retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of TD SYNNEX and our stockholders.

Audit and Non-Audit Fees

The following table presents the aggregate fees for professional services rendered for us by KPMG LLP for the fiscal years ended November 30, 2021 and 2020:

Services Provided	2021	2020
Audit	$5,301,000	$9,499,729
Audit Related	—	$34,400
Tax	$1,101,000	$2,165,000
All Other	—	—
Total	$6,402,000	$11,699,129

Audit Fees. The aggregate fees billed for the fiscal years ended November 30, 2021 and 2020, were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, reviews of our interim consolidated financial statements, and services provided in connection with statutory and regulatory filings. Audit fees for fiscal 2021 and fiscal 2020 included fees for audit services provided in connection with the Mergers and the Spin-off.

Audit Related Fees. The aggregate fees billed for the fiscal year ended November 30, 2020 were for professional services rendered relating to attestation and compilation services for our subsidiaries in connection with statutory and regulatory filings.

Tax Fees. The aggregate fees billed for the fiscal years ended November 30, 2021 and 2020 were primarily for professional services rendered relating to domestic and foreign tax compliance and consulting services.

All Other Fees. Not applicable.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services. All of the services presented in the table above were approved in conformity with the Audit Committee’s pre-approval policies and procedures.

During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountants. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Required Vote

Ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, your Audit Committee will review its future selection of our independent registered public accountants.

The Board recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accountants.

PROPOSAL 4

CORPORATE OPPORTUNITY CHARTER AMENDMENT PROPOSAL

Under the Investor Rights Agreement, we have agreed to waive the corporate opportunity doctrine to the extent permitted under the Delaware General Corporation Law with respect to the Apollo Directors and certain other entities and investment funds affiliated with Tiger Holdings, so long as such person is not an employee of ours or our subsidiaries (the “Covered Persons”). Specifically, we agreed that, among other things, the Covered Persons do not have a duty to refrain from: (i) investing in or conducting any business of any kind, (ii) doing business with any client, customer, vendor or lessor of ours or any of our affiliates, or (iii) making any investments in any kind of property in which we may make investments. Further, we agreed, among other things, subject to any express agreement otherwise that may from time to time be in effect, that if a Covered Person acquires knowledge of a potential transaction which may constitute a corporate opportunity for both (a) the Covered Person outside of his or her capacity as a member of the Board and (b) TD SYNNEX, then the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to us, and we renounced any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge, except for any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as a member of the Board, or as expressly agreed otherwise.

Pursuant to our obligations under the Merger Agreement, we are asking TD SYNNEX’ stockholders to consider and vote on a proposal to adopt an amendment to the TD SYNNEX Certificate of Incorporation, pursuant to which TD SYNNEX shall waive the corporate opportunity doctrine with respect to certain directors and certain other parties. The proposed amendment to the TD SYNNEX Certificate of Incorporation is attached as Annex A to this proxy statement. The proposed amendment is intended to regulate and define the conduct of certain affairs of the Company with respect to certain classes of business opportunities as they may involve (i) Apollo Global Management, Inc. and its subsidiaries (collectively, “Apollo”), and investment funds managed, sponsored or advised by affiliates of Apollo (collectively, the “Apollo Entities”), and their affiliates, or (ii) any person or entity who, while a stockholder, director, officer, or agent of the Company, is a director, officer, principal, partner, member, manger, employee, agent or other representative of the Apollo Entities and their affiliates (collectively, (i) and (ii), the “Identified Persons”). The proposed amendment acknowledges that (a) to the fullest extent permitted by law, the Identified Persons currently do, and shall have the continuing right to, engage in similar business activity as the Company and to compete with the Company, with no obligation to offer the Company the right to participate therein and (b) the Identified Persons shall have the right to invest in, or provide services to, any person that is engaged in the same or similar business as the Company or that competes with the Company. The proposed amendment also provides that if an Identified Person acquires knowledge of a matter which may be an opportunity in which the Company may have an interest, the Company will not have an interest in such opportunity or expectation that such opportunity first be offered to it, to the fullest extent permitted by law. Pursuant to the terms of the Merger Agreement, because the proposed amendment to the TD SYNNEX Certificate of Incorporation was not approved at the special meeting of stockholders held on June 30, 2021, we are resubmitting the proposal to our stockholders as part of our annual meeting.

The Board unanimously recommends that TD SYNNEX’ stockholders vote “FOR” the proposal to adopt the amendment to the TD SYNNEX Certificate of Incorporation to waive the corporate opportunity doctrine with respect to its directors and certain other parties. The approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of TD SYNNEX common stock. This means that of the outstanding shares of common stock, a majority of them must be voted “for” the proposal for it to be approved. Abstentions and broker non-votes will have the effect of a vote “AGAINST” this proposal.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by TD SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving TD SYNNEX’ accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by TD SYNNEX’ independent registered public accountants and reviewing their reports regarding TD SYNNEX’ accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board. TD SYNNEX’ management is responsible for preparing TD SYNNEX’ financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by TD SYNNEX’ management and the independent registered public accountants.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that TD SYNNEX’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The Audit Committee reviewed with the independent registered public accountants their judgments as to the quality, not just the acceptability, of its accounting principles and has discussed with the independent registered public accountants the matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard No. 1301 “Communications with Audit Committees” and the SEC. The Audit Committee has also received the written disclosures from the independent registered public accountants as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants the independence of that firm. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountant’s independence.

The Audit Committee has discussed with TD SYNNEX’ internal auditors and independent registered public accountants, with and without management present, their evaluations of TD SYNNEX’ internal accounting controls and the overall quality of TD SYNNEX’ financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in TD SYNNEX’ Annual Report on Form 10-K for the fiscal year ended November 30, 2021, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board:

Mr. Duane Zitzner, Chair
Ms. Ann Vezina
Ms. Merline Saintil

DELINQUENT SECTION 16(a) REPORTS

To our knowledge, based solely on a review of the copies of Section 16 reports furnished to us and written representations that no other reports were required, during the fiscal year ended November 30, 2021, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons, except as follows: Form 4s for Dennis Polk, Marshall Witt, and Simon Leung were one day late due to a technical glitch to report stock withheld for taxes upon vesting of restricted stock on October 11, 2021 and for Mr. Witt and Mr. Leung were one day late due to a technical glitch to report grants on January  20, 2021.

STOCKHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2023 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Corporate Secretary no later than October 13, 2022. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2023 Annual Meeting of Stockholders will be ineligible for presentation at the 2023 Annual Meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of TD SYNNEX at the principal executive offices of TD SYNNEX. Under our Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not less than 50 nor more than 75 days prior to the next Annual Meeting of Stockholders; provided, however, that in the event that less than 65 days’ notice or prior public disclosure of the date of the next Annual Meeting of Stockholders is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the earlier of (a) the close of business on the 15th day following the day on which such notice of the date of the next Annual Meeting of Stockholders was mailed or such public disclosure was made, whichever first occurs, and (b) two (2) days prior to the date of the next Annual Meeting of Stockholders.

The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

or through the Commission’s Internet web site: www.sec.gov. Request SEC Release No. 34-40018, May 21, 1998.

OTHER MATTERS

The Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting of Stockholders, we urge you to vote or submit your proxy promptly.

By Order of the Board,

David R. Vetter
Chief Legal Officer and Corporate Secretary

Fremont, California

February 1, 2022

TD SYNNEX’ 2021 Annual Report has been made available to all stockholders entitled to vote at the Annual Meeting. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to TD SYNNEX Corporation at 44201 Nobel Drive, Fremont, California 94538, Attention: Investor Relations. The request must include a representation by the stockholder that as of January 21, 2022, the stockholder was entitled to vote at the Annual Meeting of Stockholders. Our Annual Report on Form 10-K and exhibits are also available at www.TD SYNNEX.com.

ANNEX A

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

TD SYNNEX CORPORATION

TD SYNNEX Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is TD SYNNEX Corporation (the “Company”). The original Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on September 4, 2003 under the name SYNNEX Corp.

SECOND: This amendment to the Certificate of Incorporation of the Company as set forth below has been duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware by the stockholders and directors of the Company.

THIRD: A new Article XI of the Certificate of Incorporation is hereby added as follows:

ARTICLE XI

A. Recognition of Corporate Opportunities. In recognition and anticipation that (i) certain directors, officers, principals, partners, members, managers, employees, agents and/or other representatives of the Apollo Entities (as defined below) and their respective Affiliates (as defined below) may serve as directors, officers or agents of the Corporation and its Affiliates, and (ii) the Apollo Entities and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation and Affiliates, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation and its Affiliates, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation and its Affiliates with respect to certain classes or categories of business opportunities as they may involve the Apollo Entities and their respective Affiliates and any person or entity who, while a stockholder, director, officer or agent of the Corporation or any of its Affiliates, is a director, officer, principal, partner, member, manager, employee, agent and/or other representative of the Apollo Entities and their respective Affiliates (each, an “Identified Person”), on the one hand, and the powers, rights, duties and liabilities of the Corporation and its Affiliates and its and their respective stockholders, directors, officers, and agents in connection therewith, on the other. To the fullest extent permitted by law (including, without limitation, the Delaware General Corporation Law), each Identified Person (i) shall have the right to, directly or indirectly, engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Corporation or any of its Affiliates or deemed to be competing with the Corporation or any of its Affiliates, whether on its own account or as a partner, equity holder, controlling person, stockholder, director, officer, employee, agent, Affiliate (including any portfolio company), member, financing source, investor, manager, or assignee of any other person or entity, with no obligation to offer to the Corporation or its subsidiaries or other Affiliates the right to participate therein and (ii) shall have the right to invest in, or provide services to, any person that is engaged in the same or similar business activities as the Corporation or its Affiliates or that directly or indirectly competes with the Corporation or any of its Affiliates.

B. Competitive Opportunities. In the event that any Identified Person acquires knowledge of a potential transaction or matter which may be an investment, corporate or business opportunity or prospective economic or competitive advantage in which the Corporation or its Affiliates could have an interest or expectancy (contractual, equitable or otherwise) (a “Competitive Opportunity”) or otherwise is then exploiting any Competitive Opportunity, to the fullest extent permitted under the Delaware General Corporation Law, the Corporation and its Affiliates will have no interest in, and no expectation that such Competitive Opportunity be offered to it, except as may be otherwise agreed in writing between the Corporation and the Apollo Entities. To the fullest extent permitted by law, any such interest or expectation (contractual, equitable or otherwise) is hereby renounced so that such Identified Person shall (i) have no duty to communicate or present such Competitive Opportunity to the Corporation or its Affiliates, (ii) have the right to either hold any such Competitive Opportunity for such Identified Person’s own account and benefit or the account of the Apollo Entities and their respective Affiliates or Identified Person’s Affiliates or to direct, recommend, assign or otherwise transfer such Competitive Opportunity to persons or entities other than the Corporation or any of its subsidiaries, Affiliates or direct or indirect equity holders and (iii) notwithstanding any provision in this Restated Certificate of Incorporation, as amended, to the contrary, not be obligated or liable to the Corporation, any stockholder, director or officer of the Corporation or any other person or entity by reason of the fact that such Identified Person, directly or indirectly, took any of the actions noted in the immediately preceding clause (ii), pursued or acquired such Competitive Opportunity for itself or any other person or entity or failed to communicate or present such Competitive Opportunity to the Corporation or its Affiliates.

C. Acknowledgement. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation or any other interest in the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

D. Interpretation; Duties. In the event of a conflict or other inconsistency between this Article XI and any other Article or provision of this Restated Certificate of Incorporation, as amended, this Article XI shall prevail under all circumstances. Notwithstanding anything to the contrary herein, under no circumstances shall (i) an employee of the Corporation or any of its subsidiaries be deemed to be an “Identified Person”, and (ii) the Corporation be deemed to have waived or renounced any interest or expectancy of the Corporation in, or in being offered any opportunity to participate in, any Competitive Opportunity that is presented to an employee of the Corporation or any of its subsidiaries, irrespective of whether such employee (a) is a director or officer of the Corporation or any of its subsidiaries or their respective affiliates or (b) otherwise would be an Identified Person absent being an employee of the Corporation or any of its subsidiaries.

E. Section 122(17) of the Delaware General Corporation Law. For the avoidance of doubt, subject to paragraph D of this Article XI, this Article XI is intended to constitute, with respect to the Identified Persons, a disclaimer and renunciation, to the fullest extent permitted under Section 122(17) of the Delaware General Corporation Law, of any right of the Corporation or any of its Affiliates with respect to the matters set forth in this Article XI, and this Article XI shall be construed to effect such disclaimer and renunciation to the fullest extent permitted under the Delaware General Corporation Law.

F. Definitions. Solely for purposes of this Article XI, “Affiliate” shall mean (i) with respect to the Apollo Entities, any person or entity that, directly or indirectly, is controlled by an Apollo Entity, controls an Apollo Entity, or is under common control with an Apollo Entity, but excluding (a) the Corporation, and (b) any entity that is controlled by the Corporation (including its direct and indirect subsidiaries), and (ii) in respect of the Corporation, any person or entity that, directly or indirectly, is controlled by the Corporation; and “Apollo Entities” shall mean, collectively, Apollo Global Management, Inc., its subsidiaries (collectively, “Apollo”), and investment funds managed, sponsored or advised by affiliates of Apollo, including Apollo Management IX, L.P.

G. Amendment. Notwithstanding any other provision of this Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this Article XI.

FOURTH: All other provisions of the Certificate of Incorporation remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer this          day of                 , 2022.

TD SYNNEX CORPORATION

By:
Name:
Title:

PROXY TD SYNNEX CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR ANNUAL MEETING — MARCH 15, 2022 The undersigned hereby constitutes and appoints Richard Hume and David Vetter, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of TD SYNNEX CORPORATION to be held at the offices of the Company and at any adjournments thereof and to vote with respect to the proposals set forth on the reverse side all shares of stock of TD SYNNEX CORPORATION the undersigned is entitled to vote at the Annual Meeting. You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The proxies cannot vote your shares unless you sign and return this card. (PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held March 15, 2022. The Proxy Statement and our 2021 Annual Report to Stockholders are available at: http://www.viewproxy.com/TDSYNNEX/2022.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒ The Board of Directors recommends voting FOR proposals 1, 2, 3, and 4. 1. Election of Directors. FOR WITHHOLD    01 – Dennis Polk ☐ ☐ 02 – Robert Kalsow-Ramos ☐ ☐ 03 – Ann Vezina ☐ ☐ 04 – Richard Hume ☐ ☐ 05 – Fred Breidenbach ☐ ☐ 06 – Hau Lee ☐ ☐ 2. An advisory vote to approve our Executive Compensation FOR AGAINST ABSTAIN ☐ ☐ ☐ 3. Ratification of the appointment of KPMG LLP as our independent auditors for 2022 FOR AGAINST ABSTAIN ☐ ☐ ☐    DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data) CONTROL NUMBER FOR WITHHOLD 07 – Matthew Miau ☐ ☐ 08 – Nayaki Nayyar ☐ ☐ 09 – Matthew Nord ☐ ☐ 10 – Merline Saintil ☐ ☐ 11 – Duane Zitzner ☐ ☐    4. Adoption of an amendment to the TD SYNNEX Certificate of Incorporation, pursuant to which TD SYNNEX shall waive the corporate opportunity doctrine with respect to certain directors and certain other parties FOR AGAINST ABSTAIN ☐ ☐ ☐ 5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. I plan on attending the meeting ❑    Please sign exactly as your name appears on your stock certificate. If the stock is held by joint tenants or as community property, both should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should give their full titles.                Signature of Stockholder Date                Signature of Stockholder Date     . PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. SCAN TO VIEW MATERIALS & VOTE CONTROL NUMBER    [GRAPHIC APPEARS HERE]    PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone INTERNET TELEPHONE MAIL Vote Your Proxy on the Internet: Go to www.AALvote.com/SNX Vote Your Proxy by Phone: Call 1 (866) 804-9616 Vote Your Proxy by Mail: Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call.Follow the voting instructions to vote your shares. Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.